UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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BARNES GROUP INC.

(Name of Registrant as Specified In Its Charter)

BARNES GROUP INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (3-99)

April 9, 2008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 8, 2008

You are invited to attend the Annual Meeting of Stockholders of Barnes Group Inc. which will be held at the Hartford/Windsor Marriott Airport Hotel, 28 Day Hill Road, Windsor, Connecticut 06095, at 11:00 a.m. on Thursday, May 8, 2008, for the following purposes:

1.	To elect three directors for a three-year term;

2.	To approve an amendment to the Barnes Group Inc. Employee Stock Purchase Plan to increase the number of shares of common stock authorized for issuance thereunder by 500,000 shares;

3.	To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2008; and

4.	To transact any other business that lawfully may come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 10, 2008 will be entitled to vote at the meeting.

Your vote is important. Please VOTE AS SOON AS POSSIBLE BY PROXY USING THE TELEPHONE OR INTERNET as described in the enclosed proxy card or, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, whether or not you plan to attend the meeting.

Signe S. Gates

Secretary

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TABLE OF CONTENTS

Page
ELECTION OF DIRECTORS (PROXY PROPOSAL 1)	1

EXECUTIVE AND DIRECTOR COMPENSATION	5
Compensation Discussion and Analysis	5
Compensation Committee Report	18
Summary Compensation Table for 2007	19
Grants of Plan-Based Awards in 2007	23
Outstanding Equity Awards at End of 2007	29
Option Exercises and Stock Vested in 2007	34
Pension Benefits	34
Termination Provisions of Employment and Severance Arrangements	38
Director Compensation in 2007	46

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	50

APPROVAL OF AN AMENDMENT TO THE BARNES GROUP INC. EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE (PROXY PROPOSAL 2)	50

RELATED PERSON TRANSACTIONS	53

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	54
Security Ownership of Certain Beneficial Owners	54
Security Ownership of Directors and Executive Officers	54

CORPORATE GOVERNANCE	55
Director Independence	55
Board Meetings and Committees; Annual Meeting Attendance; Ownership Guidelines	56
Stockholder Communication	57
The Compensation and Management Development Committee	57
The Corporate Governance Committee	59
The Audit Committee	60
Audit Committee Report	61

PRINCIPAL ACCOUNTING FEES AND SERVICES	62
Fees Paid	62
Pre-Approval Policy and Procedures	63

RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROXY PROPOSAL 3)	64

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	65

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING	65

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 8, 2008	65

HOUSEHOLDING OF ANNUAL MEETING MATERIALS	65

GENERAL	65

Annex 1 – Barnes Group Inc. Employee Stock Purchase Plan, as amended	A-1

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 8, 2008

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Barnes Group Inc., which is referred to in this proxy statement as the “Company,” of proxies to be voted at the Annual Meeting of Stockholders to be held on May 8, 2008 and at any adjournment thereof. A stockholder who votes by proxy using the telephone or the Internet as described in the proxy card, or signs and returns a proxy card in the accompanying form, may revoke it by notifying the Secretary of the meeting in person or in writing (including by delivery of a later dated proxy) at any time before it is voted. This proxy statement and the enclosed form of proxy are being sent to stockholders on or about April 9, 2008.

ELECTION OF DIRECTORS (Proxy Proposal 1)

The Board of Directors Recommends a Vote “For” All Nominees.

Three directors are nominated for re-election to the Board of Directors for a three-year term (unless any of them earlier dies, resigns, retires or is removed, as provided in the Company’s By-laws). William S. Bristow, Jr., William C. Denninger, and Gregory F. Milzcik are nominated for re-election to the Board of Directors for terms expiring at the Annual Meeting of Stockholders in 2011. Directors are elected by a plurality of the votes cast. Proxies may be voted only for the number of nominees named by the Board of Directors.

Pertinent information concerning the nominees for re-election as directors and the eight directors whose terms continue after the meeting is set forth below. Each director has been associated with his or her present organization for at least the past five years unless otherwise noted. None of the organizations listed as business affiliates of the directors is a subsidiary or other affiliate of the Company.

Nominees for Re-election

William S. Bristow, Jr.

Director since 1978

Current term expires 2008

Mr. Bristow, 54, is President of W.S. Bristow & Associates, Inc., which is engaged in small business development. He is Chairperson of the Executive Committee, and a member of the Finance Committee and the Audit Committee of the Company’s Board of Directors.

William C. Denninger

Director since 2006

Current term expires 2008

Mr. Denninger, 57, is Senior Vice President, Finance and Chief Financial Officer of the Company. He joined the Company in March 2000 in that position.

Gregory F. Milzcik

Director since 2006

Current term expires 2008

Mr. Milzcik, 48, became President and Chief Executive Officer of the Company in October 2006. He is an ex officio, non-voting member of the Executive Committee of the Company’s Board of Directors. He joined the Company in June 1999 as Vice President, Barnes Group Inc. and President, Barnes Aerospace. He was appointed President, Associated Spring in November 2004 and Executive Vice President and Chief Operating Officer of the Company in February 2006. He is a director of IDEX Corporation.

Continuing Directors

Term expiring in 2009

Thomas O. Barnes

Director since 1978

Current term expires 2009

Mr. Barnes, 59, is Chairman of the Board of Directors and an employee of the Company. He is an ex officio, non-voting member of the Executive Committee of the Company’s Board of Directors. He is a director of New England Bank Shares.

Gary G. Benanav

Director since 1994

Current term expires 2009

Mr. Benanav, 62, retired in March 2005 from New York Life International, LLC where he was the Chief Executive Officer and the Vice Chairman and a Director of New York Life Insurance Company. He is Chairperson of the Compensation and Management Development Committee, and a member of the Audit Committee and the Corporate Governance Committee of the Company’s Board of Directors. He is a director of Express Scripts, Inc., a full-service pharmacy benefit management company.

Donald W. Griffin

Director since 2001

Current term expires 2009

Mr. Griffin, 71, retired as Chairman of the Board of Directors of Olin Corporation, a position that he held from 1996 until April 2003. He is Chairperson of the Finance Committee, and a member of the Audit Committee and the Compensation and Management Development Committee of the Company’s Board of Directors. He was also President and Chief Executive Officer of Olin from 1996 through 2001. He is a director of Eastman Chemical Company.

Mylle H. Mangum

Director since 2002

Current term expires 2009

Ms. Mangum, 59, is the Chief Executive Officer of IBT Enterprises, LLC, a leading provider of branch banking solutions. She was formerly the Chief Executive Officer of True Marketing Services, focusing on consolidating marketing services companies. She is Chairperson of the Audit Committee, and a member of the Corporate Governance Committee and the Finance Committee of the Company’s Board of Directors. From 1999 to 2002, she was the Chief Executive Officer of MMS, a private equity company involved in developing and implementing marketing and loyalty programs in high-tech environments. She is a director of Payless ShoeSource, Inc., Haverty Furniture Companies, Inc., Emageon Inc., and Matria Healthcare, Inc.

Term expiring in 2010

John W. Alden

Director since 2000

Current term expires 2010

Mr. Alden, 66, retired as Vice Chairman, United Parcel Service of America, Inc. in 2000. He is Chairperson of the Corporate Governance Committee, and a member of the Finance Committee and the Compensation and Management Development Committee of the Company’s Board of Directors. From 1988 until his retirement, he served as a director of United Parcel Service. He is a director of Silgan Holdings Inc., The Dun & Bradstreet Corporation and Arkansas Best Corporation.

Term expiring in 2010

George T. Carpenter

Director since 1985

Current term expires 2010

Mr. Carpenter, 67, is President and a director of The S. Carpenter Construction Company, which is involved in general contracting, and The Carpenter Realty Company, which is involved in real estate management. He is a member of the Finance Committee, the Executive Committee, the Compensation and Management Development Committee, and the Corporate Governance Committee of the Company’s Board of Directors. He is a director of Webster Financial Corporation.

Frank E. Grzelecki

Director since 1997

Current term expires 2010

Mr. Grzelecki, 70, is retired from Handy & Harman, a diversified industrial manufacturing company, where he last was a Director and Vice Chairman in 1998. He is a member of the Compensation and Management Development Committee, the Executive Committee, and the Audit Committee of the Company’s Board of Directors. Mr. Grzelecki is a trustee of The Phoenix Edge Series Fund.

William J. Morgan

Director since 2006

Current term expires 2010

Mr. Morgan, 61, is a retired partner of the accounting firm KPMG LLP where he served clients in the industrial and consumer market practices. He is currently a consultant to KPMG LLP’s Leadership Development Group. He is a member of the Audit Committee and the Finance Committee of the Company’s Board of Directors. From 2004 until 2006, he was the Chairman of KPMG LLP’s Audit Quality Council and, from 2002 until 2006, he was a member of its Independence Disciplinary Committee. Mr. Morgan was the Lead Partner for the Chairman’s 25 Partner Leadership Development Program. He previously served as the Managing Partner of the Stamford, Connecticut office, and a member of the Board of Directors for KPMG LLP and KPMG Americas. Mr. Morgan is a director of PGT, Inc.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Objectives

The overarching objective of the Company’s executive compensation philosophy is to support the achievement of our strategic business objectives of building lasting value through consistent, sustainable and predictable results that increase stockholder wealth. We have structured our executive compensation program to:

•	Provide appropriate incentives for our executive team by linking their significant short- and long-term compensation opportunities to Company performance and total stockholder return;

•	Emphasize the performance measures on which our executive officers need to focus to increase stockholder value;

•	Build a strong cohesive executive team by basing incentive compensation on achievement of group and enterprise goals;

•	Reward executives who contribute meaningfully to achieving our strategic objectives;

•	Encourage executives to hold a significant equity investment in our Company throughout their tenure with us so that they manage the business from the perspective of stockholders;

•	Attract highly qualified and motivated executives by offering balanced, competitive compensation arrangements;

•	Retain valuable executives by setting clear goals, providing meaningful, substantial and multi-faceted rewards and ensuring that total compensation is attractive and competitive;

•	Maximize the tax effectiveness of the total compensation and benefits package to the extent practicable; and

•	Minimize potentially adverse accounting consequences while ensuring full and uncompromised compliance with generally accepted accounting principles.

This discussion focuses on the compensation paid to the executive officers named in the Summary Compensation Table beginning on page 19. The compensation programs described also apply broadly to other officers and management personnel at the Company, with changes as appropriate at different levels within the organization and different types of positions.

The Company believes that compensation paid to executives should be closely aligned with the Company’s performance on both a short-term and a long-term basis. Accordingly, a significant portion of the compensation opportunity under the Company’s executive compensation program is directly related to stock performance and other factors that directly or indirectly influence stockholder value. If the Company’s results exceed our performance targets, the executives have an opportunity to realize significant additional compensation. If the business results do not meet pre-established threshold performance goals, or if the stock price does not appreciate, the executives have significant downside risk, including the elimination of realized value under certain programs.

Executive Compensation Opportunities, Generally

The Company aims to provide our executives with the opportunity to earn total direct compensation (total annual salary plus short-term incentives plus the fair market value of long-term incentives at date of grant, with a theoretical fair market value for stock options determined using the binomial valuation method applied consistently with the Company’s practice) that falls between the market median and 75th percentile of the total direct compensation paid to executives holding equivalent positions at a defined peer group of companies, which is referred to in this proxy statement as the “Peer Group,” and for other companies with which the Company competes for talent.

Management initially recommends the Peer Group to the Board’s Compensation and Management Development Committee, which is referred to in this proxy statement as the “Compensation Committee.” Management creates its recommendation by reviewing for consistency with the Company, the financial performance, ownership structure, and overall compensation philosophy of companies that the Company considers to be competitors in one or more of the Company’s businesses. Annually, Frederic W. Cook & Co., Inc., a compensation consulting firm retained by management, reviews the relative size and financial performance of the Peer Group as compared to the Company, and provides its views on the ongoing appropriateness of the group.

As part of making determinations with respect to the Peer Group, the Compensation Committee periodically will request a separate evaluation of the Peer Group by Mercer Consulting, a compensation consulting firm retained directly by, and whose fees are negotiated directly with, the Compensation Committee to assist in its oversight of our executive compensation programs. This second, independent review helps ensure the Peer Group’s ongoing relevance with respect to compensation decisions.

The following companies comprised the Peer Group used in the comparative review of 2006 and 2007 compensation:

AAR Corp.

Airgas Inc.

Alliant Techsystems Inc.

Ametek Inc.

Applied Industrial Technologies Inc.

BorgWarner Inc.

Carpenter Technology Corp.

Crane Co.

Esterline Technologies Corp.

Hexcel Corp.

Kaman Corp.

Modine Manufacturing Co.

Moog Inc.

Mueller Industries Inc.

Pall Corp.

Stanley Works

Tenneco Inc.

Terex Corp.

Valmont Industries Inc.

Watsco Inc.

WESCO International Inc.

Periodically, management and the Compensation Committee re-examine the Peer Group companies to ensure that the same conditions that resulted in their selection continue to be present and relevant. Management may recommend and the Compensation Committee may supplement the Peer Group with additional peer companies or replace current Peer Group companies with other companies, following significant changes in ownership, size, business structure or strategic business direction of a Peer Group company. Management provides the Compensation Committee and the external compensation consultants with the rationale for potentially altering the composition of the Peer Group, and information to understand the potential impact of the changes. The Compensation Committee must approve any changes to the Peer Group.

Individual Executive Compensation Opportunities

Key factors considered in setting an individual executive’s compensation opportunities include:

•

The leadership demonstrated to create and promote a day-to-day working environment of unwavering integrity, compliance with applicable laws and the Company’s ethics policies, and global responsibility;

•	The desire to retain key executives capable of driving achievement of the Company’s strategic objectives;

•	The nature and complexity of the executive officer’s role (including any recent promotion or change in responsibility or “impact” as a member of management);

•	The effectiveness of the strategies being used to increase enduring stockholder value;

•	Market conditions or trends related to compensation and executive talent; and

•	The legal, accounting and tax implications of awards.

Our Company-wide performance assessment and development program is composed of two components: a self-evaluation and, for each officer other than the Chief Executive Officer, an evaluation by the Chief Executive Officer. The Compensation Committee completes an evaluation of the Chief Executive Officer’s performance. The Chairman of the Board of Directors and the Chairman of the Compensation Committee provide the Chief Executive Officer with an oral summary of the evaluation along with certain written comments provided by the members of the Board of Directors. These evaluations involve both objective factors (e.g., financial results) and subjective factors (e.g., leadership qualities). The evaluations are reviewed by the Compensation Committee, along with other factors as it deems appropriate, in making its determinations as to whether an adjustment to the executive’s current grade/position is necessary, and what actions or adjustments are appropriate with respect to the individual’s total compensation opportunity.

Based on the 2006 and 2007 compilations of competitive compensation data by Frederic W. Cook & Co., Inc., the projected total direct compensation for all executives fell, in the aggregate, between the market median and 75th percentile of the total direct compensation provided in 2005 and 2006, to executives holding equivalent positions at Peer Group companies and industrial companies of comparable size and complexity. Frederic W. Cook & Co., Inc. found that, consistent with the Company’s targeted competitive positioning (i.e., median to 75th percentile of competitive practice), projected total direct compensation for our executives, excluding the Chief Executive Officer, approximated the 75th percentile in the aggregate. This positioning was influenced in part by the Company’s strong financial performance in 2005 and 2006, which resulted in annual incentive payments, in accordance with the governing plans, in excess of targeted amounts for the named executive officers.

Frederic W. Cook & Co., Inc. found that Mr. Milzcik’s total direct compensation in 2006 and 2007 was below the 25th percentile provided to Peer Group chief executive officers in 2005 and 2006. The Compensation Committee set Mr. Milzcik’s initial compensation at a level they found to be appropriate based principally on Mr. Milzcik’s lack of prior experience as the chief executive officer of a company. The Compensation Committee also reviews this positioning with the independent assistance of Mercer Consulting. Although the terms of Mr. Milzcik’s Employment Agreement with the Company did not stipulate a salary increase in 2007, the Compensation Committee elected to increase his annual base salary from $600,000 to $700,000 effective as of August 1, 2007, as discussed below, in part due to this competitive position, and will continue to review that position as well as other factors it deems relevant, including its assessment of Mr. Milzcik’s performance and competitive market data at Peer Group companies and industrial companies of comparable size and complexity.

Elements of Executive Compensation

Our executive compensation program for our named executive officers is composed of the following elements:

•	Annual cash salary;

•	Annual incentives payable in cash;

•	Long-term equity incentive compensation;

•	Pension, retirement and life insurance programs;

•	Change-in-control and employment termination benefits; and

•	Perquisites and other benefits.

Annual Cash Salary

We believe that any compensation program must have a fixed cash component which supports a reasonable standard of living so that executive officers are prepared to have their incentive compensation at risk. Base salary typically constitutes less than half of total potential executive compensation.

Salaries are reviewed on at least an annual basis, as well as at the time of a promotion or other change in responsibility. In determining the annual salaries of our executive officers, the Compensation Committee looks at a number of factors such as the number of years in the position, the amount, timing and percentage of the last increase, the level of responsibility assumed, past and current performance, the annual salaries of executive officers of the Peer Group and of industrial companies of comparable size and complexity, pay equity within the Company, and an assessment of the marketability and criticality of retention of key executives. Increases usually take effect on April 1st of each year, but will be made at interim dates within the annual cycle if the Compensation Committee deems it appropriate and necessary based on internal and external considerations.

Effective as of August 1, 2007, Mr. Milzcik’s annual salary was increased from $600,000 to $700,000 after a review of the Peer Group salaries for the position of chief executive officer from the prior year’s analyses prepared by Frederic W. Cook & Co., Inc. and the Compensation Committee’s overall understanding of the dynamics of the marketplace for talent. The Compensation Committee retains the discretion to increase Mr. Milzcik’s base salary at any time, under the terms of his employment agreement with the Company.

Annual Incentives Payable in Cash

A significant percentage of the annual cash compensation paid to the named executive officers is at risk under the Barnes Group Inc. Performance-Linked Bonus Plan For Selected Executive Officers. Award opportunities, determined as a percentage of each executive officer’s base salary, are based on the performance against predetermined objective measures of the Company as a whole or the business unit over which the executive has a direct influence, rather than subjective or individual measures. The Performance-Linked Bonus Plan for Selected Executive Officers has been approved by the stockholders of the Company and is specifically designed and administered to qualify the annual cash incentive amounts as performance-based compensation and therefore deductible in accordance with the provisions of Internal Revenue Code Section 162(m).

We have chosen to base annual incentive targets on financial measures because they are easily understood and not subjective. We believe that the measures used for annual cash incentives are consistent with our goal of increasing stockholder value. We believe that the potential amounts of the annual incentives act as a significant incentive to reach our performance targets. Further, we believe that blending our annual incentives with our long-term equity awards and stock ownership requirements (described below) helps ensure that executives do not simply cut costs to increase short-term profits.

For 2006 and 2007, 85% of each executive’s annual incentive award was based on basic earnings per share of the Company in the case of corporate executives, and performance profit after tax of the applicable business unit in the case of executives of our business units (Barnes Aerospace, Barnes Distribution, and Barnes Industrial).

•

Basic earnings per share is used as a measure for the corporate executives because we believe it is a principal driver of stock price appreciation. Basic earnings per share is used rather than diluted earnings per share to overcome a potentially adverse impact from stock price appreciation that could create a disincentive to grow stock price, or increase the earned award if the stock price were to decline.

•

For business unit executives, performance profit after tax is calculated by subtracting from operating profit after tax a charge for the capital employed by the applicable business unit. We use this measure because we believe that it encourages these executives to use capital wisely within their units and to work to lower the Company’s tax rate.

The balance of 15% of each participant’s award was based on corporate revenues for corporate executives and on the applicable business unit revenues for business unit executives.

The award opportunities for 2007 as a percentage of base salary are summarized below.

Position	Performance below the preestablished threshold goal	Performance equal to the preestablished threshold goal*	Performance equal to the preestablished target goal*	Performance equal to or exceeding the preestablished maximum goal
President and Chief Executive Officer	0%	18.75%	75%	225%
Group Presidents and Senior Vice President, Finance and Chief Financial Officer	0%	12.5%	50%	150%
All other Senior Vice Presidents	0%	11.25%	45%	135%
Vice Presidents	0%	8.75%	35%	105%

*	Where performance falls between threshold and target or between target and maximum, the annual incentive percentage is calculated using straight-line interpolation.

The performance targets incorporate objective operational goals that are intended to be challenging at all levels but attainable with increasing difficulty at each level upon achievement of the strategic objectives of the business. For 2007, the Compensation Committee established the performance targets in December 2006 based on a review of our short-term and long-term performance compared to the Peer Group (e.g., our relative growth in both earnings per share and revenue, as well as relative total shareholder return). 2007 performance targets were set so that:

•

the threshold amounts were set at levels that were (a) equal to the then projected results for 2006 (adjusted as noted below) in the case of revenues for the Company and each of the business units and for earnings per share for the Company, and (b) below (ranging from .5% to 19.0% below, after consideration of the 2007 outlook for the Company and the applicable business units and industries) the then projected results for 2006 for the business units with respect to performance profit after tax, so that, in each case, earning any award would require either improvement in Company or business unit performance or, where determined appropriate, competitive performance in a challenging business environment. In setting the threshold amounts, the projected results for 2006 were adjusted after consideration of the 2006 operational impact of acquisitions or other organizational changes and business restructurings, and other nonrecurring or non-operating gains or losses;

•

the target amounts for the business units were equal to those in the upcoming performance year’s business plan, which was reviewed with and approved by the Board of Directors prior to the cash incentive goals being set by the Compensation Committee and, for the Company, the target amounts were set at a level that approximated median or higher projected year-over-year earnings per share and revenue performance of the Peer Group, based on external analysts’ full year estimates; and

•

the maximum amounts require superior performance for the upcoming year in each case where the prospects of doing so were meaningfully less than probable. The maximum amounts established for the individual business units reflected the Compensation Committee’s judgment (with input from management) on what levels of performance were reasonably possible for each business unit to achieve with a high level of success for each business unit, such that the aggregate Company year-over-year earnings per share and revenue performance would substantially contribute to placing the Company in the projected fourth (highest) quartile of the Peer Group based on external analysts’ full year estimates.

To the extent earned, the awards are generally paid in February based on the audited financial results of the prior year’s performance.

Once targets are established and year-end results are determined, under the administrative provisions of our Performance-Linked Bonus Plan For Selected Executive Officers, and in accordance with the provisions of Internal Revenue Code Section 162(m), the Compensation Committee retains the discretion to reduce but not increase the amount of the calculated awards that would otherwise be produced under the formula to adjust for the effects of, for example, non-operating or out-of-period items, accounting changes, and operating income or loss from acquisitions. In 2007, this discretion was utilized to reduce the calculated awards for several items, including to adjust for the impact on profitability, and therefore on calculated awards, of certain specific, unplanned costs, as the Compensation Committee deemed appropriate. The Compensation Committee also retains the discretionary right to reduce awards to plan participants, including the right to reduce the award to zero, for any other reason it considers appropriate.

2007 business results versus the performance targets were as follows:

•

The Company’s revenues, $1,439.5 million, were between the target and maximum performance goals while its earnings per share (adjusted for the effects of non-operating or out-of-period items as discussed above) were above the maximum performance goal.

•

Barnes Aerospace Group exceeded the maximum performance goals for both revenue ($392 million achieved against threshold, target and maximum goals of $298 million, $322 million and $353 million, respectively) and performance profit after tax.

•

Barnes Industrial Group’s adjusted revenues (which included adjustments due to changes in the Company’s reporting segments occurring in the third quarter) were between the threshold and target performance goals ($469 million achieved against threshold, target and maximum goals of $460 million, $483 million and $520 million, respectively), and performance profit after tax was between the target and maximum performance goals.

•

Barnes Distribution Group’s adjusted revenues (including adjustments due to reporting segment changes) were below the threshold performance goals ($589 million achieved against threshold, target and maximum goals of $590 million, $614 million and $650 million, respectively), and performance profit after tax was also below the threshold performance goal. Accordingly, the awards for executives (and employees) measured at the Barnes Distribution Group level were reduced to zero for 2007, consistent with the performance requirements of the Company’s short-term incentive plans.

As a result, the amounts shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 19 were paid.

From November 1, 2004 through October 4, 2007, Mr. Dempsey held the position of President, Barnes Aerospace. Effective October 5, 2007, Mr. Dempsey assumed the position of President, Barnes Distribution. In accordance with the agreed upon terms of Mr. Dempsey’s transfer, his full year 2007 annual incentive payment was based on the performance profit after tax and revenue performance of Barnes Aerospace against that business unit’s preset goals, in recognition of the positive long-term impact Mr. Dempsey has had on that business.

For 2008, the Compensation Committee selected operating profit margin as the appropriate metric for executives (and employees) of Barnes Distribution (including Mr. Dempsey), replacing the metrics of performance profit after tax and revenue on a one-year basis, subject to the attainment of a minimum revenue threshold that must be attained prior to any calculated awards being earned. The Compensation Committee viewed operating profit margin as a key component of 2008 performance, and selected that metric after a review of the business units comprising the Barnes Distribution business unit, and after considering alternative measures.

Long-Term Equity Incentive Compensation

The long-term incentive opportunities payable in the form of stock options, restricted stock units and performance share awards granted to an executive are potentially the largest component of annual compensation. The projected values of these awards are determined using the binomial valuation method applied consistently with the Company’s practice.

Performance-based equity compensation that is tied to the market price of the stock and/or that is based on our achieving targeted increases in basic earnings per share results in greater gains to the executive when the stock appreciates for all stockholders, and thus rewards stock performance. Service-based awards provide a strong incentive for recipients to remain with the Company through the vesting periods associated with the awards and to focus on long-term results.

We believe that long-term incentives in the form of equity inherently incorporate a higher level of risk than other forms of executive compensation because they are dependent on stock price or stock price appreciation. When coupled with the ownership guidelines described below, equity incentives help to encourage our executive officers to maintain a continuing stake in our long-term success and provide an effective way to tie a substantial percentage of total compensation directly to any increase or decrease in stockholder value.

The types of long-term equity incentive awards currently being used under the terms of the Amended Barnes Group Inc. Stock and Incentive Award Plan, which is referred to in the proxy statement as the “Barnes Group Inc. Stock and Incentive Award Plan,” approved by stockholders in 2004, are summarized below.

•	Stock Options. Stock options give the holder the right to acquire a share of Company stock at a predetermined exercise price. The grant date for options is the date of the Compensation

Committee meeting. However, in the case of off-cycle grants, the grant date is the individual’s date of hire or the effective date of the individual’s promotion, which is determined in advance of the grant date so that, like on-cycle grants, the fair market value cannot be determined in advance of the grant date. The exercise price of stock options is set at the mean between the highest and lowest sales price per share at which the common stock is traded on the NYSE on the date of grant. Under the Plan, the Compensation Committee may not reduce the exercise price of an award after its grant.

•

Restricted Stock Units. Restricted stock units entitle the recipient to receive one share of Company common stock, provided the executive is employed over the pre-established restriction period. Restricted stock units have been granted annually since 2001 and were granted to all executive officers in 2007. Service-based restricted stock units are awarded, in particular, to individuals subject to the ownership guidelines discussed above but, as indicated above, are not considered owned under that program until the underlying shares are directly held. Restricted stock units are generally regarded as having the greatest ability to maximize the retention capability of long-term incentives.

The restriction periods on grants of restricted stock units had historically been up to five years in length. However, in 2003 and 2004, we increased the restriction period for officers to seven years and six and one half years, respectively, and added a performance-accelerated receipt feature. Under this feature, the right to obtain the shares under the awards would accelerate if the market value of our common stock appreciated substantially to a predetermined level and remained at or above that level for 30 consecutive trading days. We added this acceleration feature in conjunction with the longer vesting periods to tie that incentive component directly to our ability to generate superior total stockholder returns.

The stock price appreciation goal for the 2003 and 2004 performance-accelerated awards was attained in May 2006 and June 2007, respectively, resulting in the vesting and distribution to the executive of 50% of the shares at that time and the right to receive the remaining 50% of the shares in May 2007 and June 2008, respectively, provided the executive remains employed by the Company through the applicable date; executives are prohibited from selling vested and distributed shares (net of shares sufficient to pay applicable federal, state and local taxes) for two years following the applicable distribution date, except in the event of involuntary termination without cause, death, disability or a change in control.

In 2005, 2006 and 2007, the restricted stock unit grants did not contain the performance-accelerated feature, and the restriction period was adjusted accordingly (so that 1/3 of the units vest after 2-1/2, 3-1/2 and 4-1/2 years, respectively). We continue to stagger the dates upon which restrictions lapse in comparison to performance share measurement dates and annual incentive payouts to facilitate executive retention.

In 2006 and 2007, all restricted stock unit recipients also received dividend equivalent payments on the same basis as, and in amounts equal to, the quarterly dividend paid on our common stock. We believe that the dividend equivalents help reinforce the retentive nature of the restricted stock units by reminding holders that these outstanding grants carry the potential to increase their stock ownership.

We use restricted stock units rather than traditional restricted stock because restricted stock units can be more effectively administered by the Company as they are not subject to the provisions of Internal Revenue Code Section 83 until the restrictions have been met.

•

Performance Share Awards. Performance share awards have been used periodically for over 10 years and were granted to all executive officers in 2006 and 2007 under the Barnes Group Inc. Stock and Incentive Award Plan. Actual payouts, if any, are determined by a non-discretionary formula which measures our performance over three consecutive performance years, using basic earnings per share as a measure. The Compensation

Committee selected basic earnings per share as the measure because they believe it has the most direct tie at the Company level to increases in stockholder value. Basic earnings per share is used rather than diluted earnings per share to overcome a potentially adverse impact from stock price appreciation that could create a disincentive to grow stock price, or increase the number of shares earned if the stock price were to decline.

The earnings per share targets are derived from objective operational goals that are intended to be challenging at all levels but attainable with increasing difficulty at each level upon achievement of the strategic objectives of the business. The Compensation Committee established the target basic earnings per share level for each one-year performance year within each three-year performance period prior to the start of, or early in, each performance year based on a review of our short-term and long-term performance compared to the Peer Group (e.g., our relative growth in both earnings per share and revenue, as well as relative total stockholder return). The target performance level for each performance year within each three-year performance period is equal to the target performance level under the annual cash incentive plan described on page 8, with threshold and maximum payout levels calculated in accordance with a predetermined formula pursuant to which the threshold level is 85% and the maximum level is 107.5%.

Performance share awards accrue dividends which are paid at the same time and rate as the underlying shares, if earned. If any portion of the performance shares is not earned, the underlying accrued dividends applicable to the unearned performance shares are reversed and not distributed.

Within the categories of long- term compensation, the “mix” during recent years has progressively moved from 100% stock options to 35.2% stock options, 32.4% performance shares and 32.4% restricted stock units in 2008 (based on a predetermined, calculated value of the underlying shares that the executive will realize if fully earned) for named executive officers other than Mr. Milzcik and Mr. Dempsey. This change in “mix” has been implemented in order to provide our officers with a strong incentive to continue their successful tenures with the Company and to focus on long-term share price growth. In 2001, we began to reduce our reliance on stock options in order to minimize concerns about the “overhang” (i.e., dilution) created by our existing number of stock options. Frederic W. Cook & Co., Inc. annually measures and reports to the Compensation Committee the Company’s overhang and burn rate, which they noted have been reduced each year.

•

The specific “mix” of long-term compensation awards for Mr. Milzcik for 2008 is approximately 17.4% stock options, 65.2% performance shares and 17.4% restricted stock units which differs from the “mix” of equity awards for other named executive officers.

•

Mr. Dempsey did not receive a long-term compensation award in the 2008 grant cycle because of the decision in 2007 to accelerate the grant of Mr. Dempsey’s 2008 long-term incentives by one year (with extended vesting to coincide with that of the 2008 stock grants). This decision was due in part to the direct and significant impact on the operating results of the Company of Mr. Dempsey’s role as an operating executive, his relatively short tenure in that role, and his correspondingly low level of overall equity incentives from prior years’ grants.

The determination as to the vesting of long-term awards is based on the Company’s goal of maximizing the retention value of awards. The vesting dates of the various long-term equity awards are staggered over a “retention timeline” calculated for each executive. Thus, in a year when both options and restricted stock are granted, the vesting dates generally are structured to occur over different periods of time.

Except with respect to the timeline for vesting, the Compensation Committee does not take into account the amounts or terms of existing stock holdings of executive officers in making decisions to award equity compensation because it believes that doing so would have the effect of penalizing success, to the extent that compensation might be reduced based on the appreciation of past awards, or rewarding underperformance, to the extent that compensation might be awarded to make up for lack of appreciation in stock price.

Long-term awards are determined according to the individual executive’s position and responsibilities, and based on Peer Group and competitive survey data. Generally, the amounts and types of awards to officers in comparable positions have not been differentiated for individual performance, as the nature of their positions with the Company requires that they be performing and achieving results at a very high level within their positions and in connection with the Company’s strong bias for pay for performance. This also aids in the cultivation of teamwork across the officer team, and devalues competitiveness among the officers. Awards are structured to encourage both long-term performance of the Company as well as individual retention.

Except under unusual circumstances, all equity grants to executive officers have for a number of years been made by the Compensation Committee at its February meeting, the date for which is set during the prior year. In recent years, the only “off-cycle” equity grants made to executive officers have been in the cases of newly hired executives, promotions, such as Mr. Milzcik’s promotion to President and Chief Executive Officer in October 2006, or changes in responsibility, such as Mr. Dempsey’s appointment as Group President, Barnes Distribution, in October, 2007. In all cases, such grants have been approved by the Compensation Committee.

The long-term incentive grant made to Mr. Milzcik in 2007 was made in accordance with his employment agreement with the Company and consisted of approximately one-fourth stock options, one-half performance shares, and one-fourth restricted stock units.

Generally, unearned equity grants are forfeited immediately in the event of an executive’s termination of employment; the primary exceptions, which can vary across different types of awards, are for (1) terminations of employment due to death, disability or retirement, in which case the awards vest or are forfeited as applicable in accordance with the specific agreements underlying the individual grants, and (2) with respect to Mr. Milzcik, his termination without Cause or for Good Reason (each as defined in his employment agreement), in which case the stock options continue to vest during the severance period and remain exercisable for one year thereafter and awards other than stock options vest at the time of termination to the extent they would have vested had his employment continued during the severance period, with target performance goals deemed to be achieved in the case of performance share awards. The exception for retirement is available only if the executive satisfies specified age and minimum Company service requirements and renders a minimum period of service, typically, up to two years from the date of grant for restricted stock units (one year in the case of units granted in February 2008) and one year from the date of grant for stock options.

Beginning in 2000, we instituted stock ownership guidelines under which our executives are expected to acquire and hold a substantial ownership of our common stock for the duration of the executive’s tenure with us. This program extends to executives and key managers who are expected to accumulate an ownership position in Company common stock in a minimum amount equal in value to a specified multiple of their annual salary. Ownership for this purpose is defined to include common stock owned directly and stock held on their behalf within the trust under the Barnes Group Inc. Retirement Savings Plan (our tax-qualified 401(k) retirement plan for eligible employees). Unexercised stock options, and unearned restricted stock unit awards and performance share awards are not counted until the related stock is directly owned.

The current stock ownership guidelines that apply to our executives and key managers (45 persons in 2007) are as follows:

Position	Multiple of Annual Salary
Chief Executive Officer	5x
All Other Executive Officers	3x
Non-Officers (U.S./Non-U.S.)	1x/0.45x

We have established interim ownership targets that are used to monitor progress toward the five-year targets. We monitor ownership levels, reporting the levels to the Compensation Committee and sending update letters to participants at least annually. Executives and key managers subject to the ownership guidelines are expected to make substantial progress toward the applicable guideline within five years. As of the end of 2007, 100% of the executives and key managers with five or more years under the program had complied with the guidelines. In addition, Mr. Milzcik had attained the higher 5X multiple associated with his role as President and Chief Executive Officer as of December 31, 2006.

The Compensation Committee has discretion to vary the manner of payment of annual incentive awards, for example, to pay an individual’s annual incentive in stock instead of cash, or to take other actions as it deems appropriate at that time to encourage compliance with the guidelines; however, the Compensation Committee has not had to utilize that discretion in the seven years the program has been in place.

Pension and Other Retirement Programs

As described on pages 34 through 38 of this proxy statement, the Company provides retirement benefits under the Salaried Retirement Income Plan, Supplemental Senior Officer Retirement Plan, Retirement Benefit Equalization Plan, and Supplemental Executive Retirement Plan. Pursuant to the Company’s Senior Executive Enhanced Life Insurance Program, the Company also pays the premiums for a life insurance policy owned by each officer and pays the officer’s income tax liability arising from its payment of the premiums and taxes. The Company continues to make these payments after retirement, if the officer retires after attaining age 55 with at least 10 years of service.

The Company provides these benefits to help recruit and retain executives, with particular emphasis on attracting and retaining mid-career executive talent. Thus, for example, under the Supplemental Senior Officer Retirement Plan, benefit amounts are significantly reduced if an executive leaves the Company before attaining age 62 with less than 15 years of service. Each retirement program is designed to fulfill a specific purpose; for example, to enable the Company to take advantage of tax, accounting, and other efficiencies that are available under each specific type of retirement benefit arrangement.

Change-in-Control and Employment Termination Benefits

As described on pages 38 through 46 of this proxy statement, we provide executive officers benefits in the event of a change in control or other termination under employment and severance agreements, stock grant agreements accompanying individual grants, the Executive Separation Pay Plan, and benefit plans available to employees generally. The amount the Company will pay under these arrangements is determined under the terms of the individual arrangements and varies depending on the executive’s age and length of service.

The Company provides change-in-control benefits specifically to retain key executives during potential changes in control, to provide continuity of management and to provide income continuation for employees who are particularly at risk of involuntary termination in the event of a restructuring. We also believe that these benefits are a necessary part of a total compensation package in order to make it competitive in the marketplace so that we can attract and retain key executives.

Perquisites and Other Benefits

Because of the terms of competitive benefits packages available to senior executives in our industry and generally, we believe that certain executive benefits are a necessary element to attracting and retaining key executives. Accordingly, in addition to the benefits that are provided to substantially all of our salaried employees, the Company provided a limited number of personal benefits described in the Summary Compensation Table to our named executive officers in 2006 and 2007. The Compensation Committee reviews the nature and amounts of perquisites annually to determine appropriateness and to ensure that they continue to be reflective of competitive practice, and retains the right to amend or terminate any such benefits or perquisites.

Accounting Considerations

Part of the shift in the form of equity from options to restricted stock units and, beginning in 2005, to performance share awards for all executives, has been a response to the requirement that we expense equity awards in accordance with FAS 123R beginning in 2006. This requirement has resulted in significantly higher recognized expenses in the equity component of our long-term incentives. As a result, we have taken measures to ensure our equity granting practices remain competitive but also cost effective (e.g., shifting from stock options to a combination of stock options and other vehicles and adjusting both our grant guidelines and participation rates). In determining how to allocate shares available for awards each year, we look at the grant date value of each type of award and the amount that would be expensed in each year over the life of the award.

Tax Considerations

The tax treatment of various forms and amounts of compensation as well as the timing of compensation decisions are affected by the Compensation Committee’s intent to make most compensation deductible. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the compensation that the Company may deduct in any one year with respect to each of its most highly compensated executive officers, unless certain conditions are met. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements.

•	Annual cash incentive compensation, stock option awards, and performance share awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible.

•

Time-vested restricted stock and restricted stock unit awards are not performance-based and are therefore not deductible to the extent they (along with other non-performance-based pay received by the named executive officer) exceed $1 million.

The Compensation Committee reserves the right to grant forms of compensation that do not qualify as performance-based compensation. This can occur where a non-performance-based form of compensation would serve a different, equally important, corporate goal. Thus, for retention purposes, the Compensation Committee may decide to grant restricted stock or restricted stock units without performance requirements, rather than limiting itself to awards that would be deductible.

In addition, the Company has determined that Section 409A of the Internal Revenue Code applies to certain of the Company’s compensation arrangements including without limitation the Supplemental Senior Officer Retirement Plan, Retirement Benefit Equalization Plan, and Supplemental Executive Retirement Plan. The Company intends to administer those arrangements in compliance with Section 409A and believes it is operating in good faith compliance with the statutory provisions which first became effective on January 1, 2005. The Company will further amend the arrangements as necessary to comply with the final Section 409A regulations.

The Company also periodically reviews the severance agreements entered into between the Company and the named executive officers to assess the impact of Internal Revenue Code Section 280G. The severance agreements do not provide for any “gross up” to compensate our executives for taxes incurred under Section 4999 of the Internal Revenue Code as a consequence of “golden parachute” payments upon a change in control, nor do they preclude the possibility that, in certain circumstances, the compensation payable in the event of a change in control under the agreements or other plans and arrangements may be non-deductible by the Company under Internal Revenue Code Section 280G.

The Role of Consultants and Attorneys

Frederic W. Cook & Co., Inc., a compensation consulting firm retained by management, annually compiles competitive compensation data regarding each element of compensation provided by our Company, by the Peer Group, and from surveys that include compensation data for other industrial companies of comparable size and complexity, and reviews the Company’s compensation practices in terms of competitiveness, appropriateness and alignment with our performance, as well as the proportions the Company allocates to each element.

The information provided by Frederick W. Cook & Co., Inc. is reviewed and assessed by Mercer Consulting, a compensation consulting firm retained directly by, and whose fees are negotiated directly with, the Compensation Committee to assist in its oversight of our executive compensation programs. Under separate engagement, actuaries at a different branch of Mercer Consulting provide computations for certain of the Company’s employee benefit plans. In addition, the Compensation Committee has retained its own outside counsel to advise it and to help the Compensation Committee review various compensation and benefit proposals made by management.

Compensation Recapture

The Company’s employment agreement with its Chief Executive Officer, Gregory F. Milzcik, specifically provides, under certain circumstances, for a “claw-back” of any cash or equity awards earned by Mr. Milzcik that are based on achieving specified financial performance targets if, subsequent to the awards, the Company restates financials to comply with generally accepted accounting principles requirements and financial results are lower than those upon which awards were calculated. The amount to be potentially clawed back is the excess of awards received over those which would have been earned based on restated financial results. However, the claw-back provision does not apply to amounts received by Mr. Milzcik with regard to equity-based compensation that has a vesting schedule based on the passage of time and the continued performance of services, and not on the achievement of any performance objectives or to any award granted Mr. Milzcik that has or had alternative vesting criteria unrelated to the performance objectives affected by the mandatory restatement that have otherwise been satisfied at the time of the mandatory restatement. In addition, if Mr. Milzcik concludes that the amount to be repaid to the Company in accordance with the claw-back provisions is excessive and inequitable, he may petition the Compensation Committee to review that determination. If the Committee agrees with Mr. Milzcik’s conclusion, it shall, in its sole discretion, specify an amount to be repaid to the Company that it concludes is equitable and appropriate under the circumstances. If the Compensation Committee does not agree that the formula produces a result that is excessive and inequitable, no adjustment will be made in the amount to be repaid to the Company. The determination, conclusions and other actions of the Compensation Committee will be conclusive.

In addition, the Company’s equity award agreements provide that awards may be forfeited if an executive engages in activity that is detrimental to the Company including performing services for a competitor, disclosing confidential information or violating the Company’s Code of Business Ethics and Conduct.

COMPENSATION COMMITTEE REPORT

To Our Fellow Stockholders at Barnes Group Inc.

We, the Compensation and Management Development Committee of the Board of Directors of Barnes Group Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

Compensation and Management

Development Committee

Gary G. Benanav, Chairman

John W. Alden

George T. Carpenter

Donald W. Griffin

Frank E. Grzelecki

Summary Compensation Table for 2007

The following table sets forth aggregate amounts of compensation paid or accrued by us for the years ended December 31, 2007 and 2006 for services rendered in all capacities, by our Chief Executive Officer, our Chief Financial Officer, the three other most highly compensated executive officers, and one former executive officer, for the fiscal year ended December 31, 2007 (“the named executive officers”).

Name and Principal Position	Year	Salary	Bonus		Stock Awards[1]	Option Awards[2]	Non-Equity Incentive Plan Compensation[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4]	All Other Compensation[5]	Total
G.F. Milzcik President and Chief Executive Officer	2007 2006	$641,667 472,173	$	— —	$891,390 511,472	$507,827 171,418	$1,477,421 874,876	$575,899 389,637	$406,880 313,979	$4,501,084 2,733,555

W.C Denninger Senior Vice President, Finance and Chief Financial Officer	2007 2006	411,250 392,500		— —	493,962 447,844	92,314 73,426	583,933 569,025	512,440 435,704	134,925 122,013	2,228,824 2,040,512

J.R. Arrington Senior Vice President, Human Resources	2007 2006	335,000 322,250		— —	526,351 454,633	122,820 60,711	428,030 417,380	451,176 428,058	126,551 138,755	1,989,928 1,821,787

P.J. Dempsey Vice President, Barnes Group Inc., and President Barnes Distribution	2007 2006	354,058 308,750		— —	310,706 252,443	171,410 64,447	536,402 495,000	177,713 162,409	152,709 56,818	1,702,998 1,339,867

S.S. Gates Senior Vice President, General Counsel and Secretary	2007 2006	341,750 328,250		— —	443,129 400,980	79,626 60,711	436,895 425,062	368,849 347,400	99,760 114,508	1,770,009 1,676,911

I.K. Wolf Former Vice President, Barnes Group Inc., and President Barnes Distribution	2007	260,214		—	402,774	376,356	—	138,331	615,940	1,793,615

Notes to the above table:

[1]

Stock Awards represent the portion of the fair value of restricted stock units and performance share units granted to named executive officers under the Barnes Group Inc. Employee Stock and Ownership Program and the Barnes Group Inc. Stock and Incentive Award Plan that was expensed on the Company’s financial statements in 2007 in accordance with generally accepted accounting principles. However, unlike the amounts that were expensed on the financial statements, the amounts shown in this column have not been reduced by estimates of restricted stock units and performance share units that may be forfeited in the future on account of a participant’s failure to satisfy the continued service requirements of the units. The fair value was determined based on the market value of the Company’s common stock, par value $.01 (“Common Stock”) on the date of grant, as described in Management’s Discussion and Analysis of the Company’s Form 10-K for the fiscal year ended December 31, 2007. Also included in this column is the incremental increase of $128,883 in fair value resulting from a change in service condition that was treated as a modification under FAS 123(R).

[2]

Option Awards represent the portion of the fair value of stock options granted to named executive officers under the Barnes Group Inc. Employee Stock and Ownership Program and the Barnes Group Inc. Stock and Incentive Award Plan that was expensed on the Company’s financial statements in 2007 in accordance with generally accepted accounting principles. However, unlike the amounts that were expensed on the financial statements, the amounts shown in this column have not been reduced by estimates of stock options that may be forfeited in the future on account of a participant’s failure to satisfy the continued service requirements of the options. The fair value was determined by using the Black-Scholes option pricing model applied consistently with the Company’s practice as described in Management’s Discussion and Analysis of the Company’s Form 10-K for the fiscal year ended December 31, 2007. Also included in this column is the incremental increase of $229,059 in fair value resulting from a change in service condition that was treated as a modification under FAS 123(R).

[3]	Non-Equity Incentive Plan Compensation includes amounts earned under the Company’s Performance-Linked Bonus Plan for Selected Executive Officers.

[4]

The amount listed in Change in Pension Value and Nonqualified Deferred Compensation Earnings represents the annual increase in pension value for all of Barnes Group Inc.’s defined benefit retirement programs. All assumptions are as detailed in the notes to the consolidated financial statements for the fiscal years ending December 31, 2007, December 31, 2006 and December 31, 2005, including discount rates of 6.40%, 5.90% and 5.60%, respectively, with the exception of the following: retirement age for all plans is assumed to be the unreduced retirement age, as defined by each plan on December 31, 2005, December 31, 2006 or December 31, 2007 and no pre-retirement mortality, disability, or termination is assumed.

The Change in Pension Value and Nonqualified Deferred Compensation Earnings is segregated by plan in the following table:

Name and Principal Position	Plan Name	Year	Change in Pension Value and Nonqualified Deferred Compensation Earnings
Gregory F. Milzcik President and Chief Executive Officer	Qualified RBEP SSORP SERP TOTAL Qualified RBEP SSORP SERP TOTAL	2007 2007 2007 2007 2007 2006 2006 2006 2006 2006	$13,427 N/A 505,874 56,598 575,899 23,502 N/A 327,838 38,297 389,637

William C. Denninger [a] Senior Vice President, Finance and Chief Financial Officer	Qualified RBEP SSORP SERP TOTAL Qualified RBEP SSORP SERP TOTAL	2007 2007 2007 2007 2007 2006 2006 2006 2006 2006	36,883 N/A 416,202 59,355 512,440 44,604 N/A 340,631 50,469 435,704

John R. Arrington Senior Vice President, Human Resources	Qualified RBEP SSORP SERP TOTAL Qualified RBEP SSORP SERP TOTAL	2007 2007 2007 2007 2007 2006 2006 2006 2006 2006	58,079 N/A 393,097 N/A 451,176 65,308 N/A 362,750 N/A 428,058

Patrick J. Dempsey President, Barnes Distribution	Qualified RBEP SSORP SERP TOTAL Qualified RBEP SSORP SERP TOTAL	2007 2007 2007 2007 2007 2006 2006 2006 2006 2006	12,982 N/A 147,997 16,734 177,713 18,689 N/A 128,418 15,302 162,409

Name and Principal Position	Plan Name	Year	Change in Pension Value and Nonqualified Deferred Compensation Earnings

Signe S. Gates Senior Vice President, General Counsel and Secretary	Qualified RBEP SSORP SERP TOTAL Qualified RBEP SSORP SERP TOTAL	2007 2007 2007 2007 2007 2006 2006 2006 2006 2006	41,714 N/A 327,135 N/A 368,849 51,505 N/A 295,895 N/A 347,400

Idelle K. Wolf Former Vice President, Barnes Group Inc. and President Barnes Distribution	Qualified RBEP SSORP SERP TOTAL Qualified RBEP SSORP SERP TOTAL	2007 2007 2007 2007 2007 2006 2006 2006 2006 2006	32,731 N/A 92,569 13,031 138,331 N/A N/A N/A N/A N/A

Consistent with financial calculations in the notes to the consolidated financial statements for the fiscal years ending December 31, 2007, December 31, 2006 and December 31, 2005, it is assumed that the form of payment is a life annuity for the Salaried Retirement Income Plan (Qualified), and the Supplemental Executive Retirement Plan (SERP). It is assumed that the form of payment as of December 31, 2007 is a 50% Joint and Survivor annuity for the Supplemental Senior Officer Retirement Plan (SSORP) for married participants. The 2007, 2006 and 2005 qualified plan limits of $225,000, $220,000 and $210,000, respectively, have been incorporated.

[a] The prior plan offset on record for Mr. Denninger is payable as of age 65. For purposes of these calculations, this amount has been actuarially adjusted to an amount payable as of age 62.

[5]	The compensation represented by the amounts for 2007 set forth in the All Other Compensation column for the named executive officers is detailed in the following table:

Name and Principal Position	Year	Taxes Paid on All Other Compensation	Personal Usage of Company Aircraft[a]	Life Insurance Premiums	Relocation[b]	Wolf Agreement[c]	Other[d]	All Other Perquisites[e]	Total
G.F. Milzcik President and Chief Executive Officer	2007	$104,981	$122,462	$36,886	$102,898	$—	$6,600	$33,053	$406,880

W.C Denninger Senior Vice President, Finance and Chief Financial Officer	2007	45,680	—	45,612	—	—	6,600	37,033	134,925

J.R. Arrington Senior Vice President, Human Resources	2007	39,511	—	50,310	—	—	6,600	30,130	126,551

P.J. Dempsey Vice President, Barnes Group Inc., and President Barnes Distribution	2007	54,991	—	15,792	58,646	—	6,600	16,680	152,709

S.S. Gates Senior Vice President, General Counsel and Secretary	2007	32,015	—	39,364	—	—	6,600	21,781	99,760

I.K. Wolf Former Vice President, Barnes Group Inc., and President Barnes Distribution	2007	24,479	—	26,651	—	537,212	6,600	20,998	615,940

[a]

The value of the personal usage of the Company aircraft is based on the aggregate incremental cost to the Company which is based on actual payments made by the Company for the use of the aircraft for the named executive officers.

[b]

Mr. Milzcik was reimbursed for relocation costs in accordance with Company policy. Mr. Dempsey was reimbursed $18,211 for relocation costs in accordance with Company policy and $40,435 of additional relocation costs.

[c]

Includes compensation to Ms. Wolf pursuant to her retirement, provided for in an agreement (the “Wolf Agreement”) dated October 5, 2007. See the subsection entitled “Retirement Arrangements with Ms. Wolf” in the section below entitled “Discussion Concerning Summary Compensation and Grants of Plan-Based Awards.”

[d]	In 2007, consists of matching contributions made by the Company under the Retirement Savings Plan for Messrs. Milzcik, Denninger, Arrington and Dempsey, and Mses. Gates and Wolf.

[e]

In 2007, included in All Other Perquisites are payments made for financial planning services and the Company Car Program for Messrs. Milzcik, Denninger, Arrington and Dempsey, Mses. Gates and Wolf; gifts for Messrs. Milzcik, Denninger, Arrington and Dempsey and Ms. Gates; cell phone expenses for Messrs. Milzcik, Denninger and Arrington, and Mses. Gates and Wolf; club memberships for Messrs. Denninger and Arrington and Ms. Wolf; executive physical examinations for Messrs. Milzcik, and Denninger, and Ms. Gates; Company-paid travel by spouses on business trips for Messrs. Milzcik and Denninger; and Company-paid office parking for Ms. Wolf.

Grants of Plan-Based Awards in 2007

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)[3]	Exercise or Base Price of Option Awards ($/Sh)[4]	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
G.F. Milzcik	2/14/2007								54,600	22.33500	321,594
	2/14/2007				13,650	27,300	34,125				609,746
	2/14/2007							13,600			303,756
		131,250	525,000	1,575,000

W.C. Denninger	2/14/2007								25,000	22.33500	147,250
	2/14/2007				3,000	6,000	7,500				134,010
	2/14/2007							6,000			134,010
		51,875	207,500	622,500

J.R. Arrington	2/14/2007								22,000	22.33500	129,580
	2/14/2007				2,700	5,400	6,750				120,609
	2/14/2007							5,400			120,609
		38,025	152,100	456,300

P.J. Dempsey[5]	2/14/2007								25,000	22.33500	147,250
	2/14/2007								73,000	22.33500	429,970
	2/14/2007				3,000	6,000	7,500				134,010
	2/14/2007							6,000			134,010
	10/5/2007							3,053			100,016
		50,625	202,500	607,500

S.S. Gates	2/14/2007								22,000	22.33500	129,580
	2/14/2007				2,700	5,400	6,750				120,609
	2/14/2007							5,400			120,609
		38,812	155,250	465,750

I.K. Wolf [6]	2/14/2007								25,000	22.33500	147,250
	2/14/2007								73,000	22.33500	429,970
	2/14/2007				3,000	6,000	7,500				134,010
	2/14/2007							6,000			134,010
		42,875	171,500	514,500

Notes to the above table:

[1]	These columns set forth the range of the potential amounts payable under the Performance-Linked Bonus Plan for Selected Executive Officers.

[2]

These columns set forth the range of the number of shares of common stock that could be issued under performance share awards granted in 2007 under the Barnes Group Inc. Stock and Incentive Award Plan.

[3]	Stock options granted under the Barnes Group Inc. Stock and Incentive Award Plan are described in the “Outstanding Equity Awards At End of 2007” table.

[4]

Each option has an exercise price equal to the fair market value of common stock at the time of grant, defined as the mean between the highest and lowest price of shares of common stock on the grant date or the most recent previous fair market value if the stock market is not open on the grant date.

[5]

Mr. Dempsey received a supplemental grant of stock options on February 14, 2007, which was awarded to each of the Group Presidents. On October 5, 2007, Mr. Dempsey was appointed President of Barnes Distribution and received a special restricted stock unit award at that time.

[6]

Ms. Wolf received a supplemental grant of stock options on February 14, 2007, which was awarded to each of the Group Presidents. Pursuant to the Wolf Agreement, unvested stock options and restricted stock awards were forfeited upon her retirement.

Discussion Concerning Summary Compensation and Grants of Plan-Based Awards Tables

Employment Agreement

Mr. Milzcik’s Employment Agreement. We have an employment agreement with Gregory F. Milzcik, our President and Chief Executive Officer. The terms of the agreement that relate to his compensation are described below. The terms that relate to termination and change-in-control are set forth under “Termination Provisions of Employment and Severance Arrangements.”

On December 13, 2006, we entered into an employment agreement with Mr. Milzcik which was effective as of October 19, 2006, the date he became the President and Chief Executive Officer of the Company. The agreement was amended as of December 31, 2007. The agreement provides for Mr. Mizcik’s employment through October 19, 2009, and for automatic annual extensions for successive one-year terms unless either party provides 90 days prior written notice that the agreement will not be extended. In no event will his employment term extend beyond October 19 of the calendar year in which he attains age 65.

The agreement provides for the following compensation and benefits for Mr. Milzcik:

•

The agreement set forth his initial annual base salary in his capacity of President and Chief Executive Officer of $600,000. He has subsequently received increases in his base salary. His current base salary is $800,000. Further increases are subject to the discretion of the Compensation Committee.

•

The agreement provides that he is to receive an annual bonus pursuant to the Performance-Linked Bonus Plan for Selected Executive Officers. With respect to his 2006 annual bonus, the agreement provided that upon the attainment of the target level of the performance goals previously established by the Compensation Committee in accordance with the provisions of the Performance-Linked Bonus Plan for Selected Executive Officers, the Compensation Committee would not use its negative discretion to reduce his 2006 annual bonus below $307,500, which is referred to below as the “2006 Target Amount.” The Compensation Committee was to limit its use of negative discretion so that Mr. Milzcik would receive, upon attainment of the maximum level of performance goals, a maximum annual bonus of 300% of the 2006 Target Amount, or a minimum annual bonus of 25% of the 2006 Target Amount upon attainment of the minimum level of performance goals. For 2007, the agreement provides that Mr. Milzcik had the opportunity under the Performance-Linked Bonus Plan for Selected Executive Officers to receive an annual bonus equal to:

•	75% of his salary upon the attainment of the applicable performance goals established by the Compensation Committee as the target level,

•	a maximum annual bonus of 225% of his salary upon the attainment of the applicable performance goals established by the Compensation Committee as the maximum level,

•	18.75% of his salary upon the attainment of the applicable performance goals established by the Compensation Committee as the threshold level, or
•	$0, if the attainment of the applicable performance goals was at a level below that established by the Compensation Committee as the threshold level.

After 2007, while the Compensation Committee will have the discretion to change the structure and payment terms of Mr. Milzcik’s awards under the Performance-Linked Bonus Plan for Selected Executive Officers at threshold, target and maximum levels of performance, provided that Mr. Milzcik’s annual bonus opportunity for each calendar year, upon achieving target level performance for such year, shall not be less than 75% of his then current salary.

•	Pursuant to the agreement, on October 19, 2006, Mr. Milzcik was granted options to acquire common stock with a ten-year term and an aggregate value of $1 million determined using binomial valuation applied consistently with the Company’s practice, that will vest ratably on April 19 of 2008, 2009 and 2010; and restricted stock units with a value of $500,000 based on the market value of the common stock on the date of grant and vesting on October 19, 2010.

•

Mr. Milzcik participates in our long-term incentive plan, the Stock and Incentive Award Plan, with award levels, performance targets, vesting and other terms as established from time to time by the Compensation Committee. Pursuant to the terms of his employment agreement, on February 14, 2007, the Compensation Committee granted Mr. Milzcik a long-term incentive grant with an approximate aggregate “calculated value” equal to 200% of salary ($1.2 million), as follows:

•

25% ($300,000) of the aggregate calculated value, using the binomial valuation method applied consistently with the Company’s practice, in the form of non-qualified common stock options with a ten-year term that will vest ratably 18, 30 and 42 months after the grant date;

•

50% ($600,000) of the aggregate calculated value based on the market value of the common stock on the date of grant, in the form of a performance share award that vests, subject to achieving earnings per share targets set by the Compensation Committee, over a three-year period beginning January 1, 2007. The number of shares actually earned ranges from 0 –125% of target, based on actual performance against basic earnings per share targets; and

•

25% ($300,000) of the aggregate calculated value, using the binomial valuation method applied consistently with the Company’s practice, in the form of service-based restricted stock units that will vest ratably 30, 42 and 54 months after the grant date.

•

Mr. Milzcik participates in all benefit plans and perquisites which we make available to senior executives from time to time, on a basis commensurate with his position. His employment agreement provides that we may, at any time or from time to time, amend or terminate any of our employee benefit plans, programs or policies, in which event such amendments and terminations may be applied to Mr. Milzcik in the same manner as to our other executive officers. Subject to the foregoing, his employment agreement provides that benefits for Mr. Milzcik shall include, without limitation, the following:

•

Life Insurance. Pursuant to Mr. Milzcik’s participation in our Senior Executive Enhanced Life Insurance Program, we will pay premiums for a life insurance policy on the life of Mr. Milzcik. The insurance policy is owned by Mr. Milzcik and will have a death benefit equal to four times his salary. We will gross up Mr. Milzcik for any income tax attributable to the premiums paid by us in accordance with the Senior Executive Enhanced Life Insurance Program.

•

Financial Planning. We will reimburse Mr. Milzcik in an amount up to $5,000 for financial planning assistance and related services for each program year during his term of employment (but, for the 2006-2007 program year, such amount shall be up to $20,000 and shall take into account amounts reimbursed in respect of financial planning and assistance and related services for the period prior to October 19, 2006), in each case grossed-up for income taxes.

•

Leased Automobile. We will provide Mr. Milzcik with use of a leased car with a monthly leasing cost to us not to exceed $1,131 per month and reimbursement for other expenses associated with the use of the leased car.

•	Club Membership. We will reimburse (but not gross-up for taxes) Mr. Milzcik for his membership in one club.

Under specified circumstances for up to three years after the end of his employment, Mr. Milzcik is to reimburse us for some or all of any amounts (determined as set forth in his employment agreement) paid or received (or to be paid or received) in respect of any annual incentive compensation or any long-term incentive compensation awarded to Mr. Milzcik after October 19, 2006, if payment of such compensation was contingent, in whole or in part, upon the achievement of one or more specified financial targets, and we implement a Mandatory Restatement (as defined in his employment agreement). This provision will not apply to amounts received by Mr. Milzcik with regard to equity-based compensation that has a vesting schedule based on the passage of time and the continued performance of services, and not on the achievement of any performance objectives or to any award granted Mr. Milzcik that has or had alternative vesting criteria unrelated to the performance objectives affected by the Mandatory Restatement that have otherwise been satisfied at the time of the Mandatory Restatement.

If Mr. Milzcik concludes that the amount to be repaid to us in accordance with the provisions of his employment agreement is excessive and inequitable, he may petition the Compensation Committee to review that determination. If the Compensation Committee agrees with Mr. Milzcik’s conclusion, it shall, in its sole discretion, specify an amount to be repaid to the Company that it concludes is equitable and appropriate under the circumstances. If the Compensation Committee does not agree that the formula produces a result that is excessive and inequitable, no adjustment shall be made in the amount to be repaid to us. The determination, conclusions and other actions of the Compensation Committee shall be conclusive.

His employment agreement provides that Mr. Milzcik will be entitled to indemnification for liabilities and expenses to the fullest extent permitted under Delaware law, to the extent consistent with our Certificate of Incorporation and By-laws.

His employment agreement provides that we will reimburse Mr. Milzcik for reasonable legal fees and expenses incurred by him in connection with (a) any good faith action brought by Mr. Milzcik to enforce his rights under the agreement (or to respond to any action commenced by us) but only those fees and expenses attributable to claims with respect to which there was a substantial likelihood that Mr. Milzcik would prevail on the merits, and (b) the negotiation and documentation of the agreement and the other agreements referenced therein.

Plans

Performance-Linked Bonus Plan for Selected Executive Officers. Each of the named executive officers participated in the Performance-Linked Bonus Plan for Selected Executive Officers in 2007. Under the Performance-Linked Bonus Plan for Selected Executive Officers, participants receive specified payments after the close of each award period if specified target performance objectives are attained during the award period. For 2007, the award period was the 2007 fiscal year. The Compensation Committee determines the percentage of salary that will be earned at a given level of performance and also determines the level of performance that must be achieved. Performance at less than the target level of performance may result in a lesser percentage of salary than the target being earned, and performance in excess of the target performance objective may result in a higher percentage of salary than the target being earned. Under no circumstances may the award for a participant’s service in any year exceed $7,000,000. Payment of any award is contingent upon the Compensation Committee’s certifying in writing that the performance level applicable to such award was in fact satisfied. The Compensation Committee may not increase the amount of an award upon satisfaction of the performance level. Except for Performance-Linked Bonus Plan for Selected Executive Officers participants who retire, die or become permanently disabled during the year, whose award will be prorated to the date of such retirement, death or permanent disability, a participant must be employed by the Company on the date of payment of an award. Unless the Compensation Committee determines otherwise, all payments pursuant to the Performance-Linked Bonus Plan for Selected Executive Officers are to be made in cash.

Under the Performance-Linked Bonus Plan for Selected Executive Officers, the performance goals for any award period may be based on any of the following criteria, either alone or in any combination, and on either a consolidated Company, consolidated group, business unit or divisional level, as the Compensation Committee may determine: earnings per share, net income, operating income, performance profit (operating income minus an allocated charge approximating the Company’s cost of capital, before or after tax), gross margin, revenue, working capital, total assets, net assets, stockholders’ equity, or cash flow. The foregoing criteria are to be determined in accordance with generally accepted accounting principles, except to the extent the Compensation Committee directs otherwise and may include or exclude any or all of the following items, as the Compensation Committee may specify: extraordinary, unusual or non-recurring items; discontinued operations; effects of accounting changes; effects of currency fluctuations; effects of financing activities (by way of example, without limitation, effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; effects of acquisitions and acquisition expenses; and effects of divestitures and divestiture expenses (the “Items”). Any such performance criterion or combination of such criteria may apply to the participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Compensation Committee may specify. Unless the Compensation Committee determines otherwise at any time prior to payment of a participant’s award for an award period and subject to the Compensation Committee’s right to reduce an award prior to payment, the Items, any of which affect any performance criterion applicable to the award (including but not limited to the criterion of earnings per share), shall be automatically excluded or included in determining the extent to which the performance level has been achieved, whichever will produce the higher award. This provision is included in the Performance-Linked Bonus Plan for Selected Executive Officers because awards may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code if the Compensation Committee has discretion to reduce an award, but not if the Compensation Committee has discretion to increase an award.

For a discussion regarding 2007 annual incentive performance goals and awards, please see the “Compensation Discussion and Analysis.”

Restricted Stock Units, Performance Share Awards and Option Awards. Restricted stock units and stock options vest if the participant’s employment by us continues until specified vesting dates. Performance share awards vest if specified performance goals are achieved and if the participant’s employment by us continues until specified vesting dates. Performance-accelerated restricted stock unit awards were granted in 2003 and 2004 that provided that they would vest if the participant’s employment by us continues until February 12, 2010 and August 11, 2010, respectively. However, if the performance goal applicable to those awards is attained before such date, 50% of the awards vest at the time when the performance goal is attained and 50% vest one year later, provided the participant is employed by us at those times. The performance goal applicable to the awards granted in 2003 was attained in 2006 and therefore 50% of those awards vested in 2006 and the balance vested in 2007. The performance goal applicable to the awards granted in 2004 was attained in 2007 and therefore 50% of those awards vested in 2007 and the balance will vest in 2008. The vesting schedule for outstanding awards is set forth in the notes to the table for “Outstanding Equity Awards at End of 2007.” Treatment upon termination or a change in control is set forth under “Termination Provisions of Employment and Severance Arrangements.”

Each restricted stock unit award entitles the holder to receive, without payment to the Company, the number of shares of common stock equal to the number of restricted stock units that become vested and to receive dividend equivalents on the restricted stock units determined by multiplying the total number of restricted stock units by the dividend per share paid on the common stock on each date on which a dividend is paid to the holders of common stock during the period from the date of grant of the award to the date on which the award is paid or forfeited. Dividend equivalents for executive officers are paid in cash on the dividend payment dates for the Company’s common stock. However, effective December 31, 2007, and for calendar 2008 only, based on interpretive guidance regarding the administration of Internal Revenue Code Section 409A, dividend equivalents on grants made in 2005, 2006 and 2007 to executive officers who are directors are to be deferred during the term of the grant in the form of additional stock units which are to be paid in cash on the vesting dates of the grant.

On or about March 1 of each year following the year in which the performance share awards are earned, the number of shares of common stock equal to the number of earned awards is to be delivered to the holders. Dividend equivalents are paid only on performance share awards that are earned. Dividend equivalents on all earned performance share awards are paid based upon dividends paid on outstanding shares of common stock during the period from the date of grant of the award to the date on which the awards are paid.

Retirement Arrangements with Ms. Wolf

In connection with Idelle Wolf’s retirement from the Company, the Company and Ms. Wolf entered into the Wolf Agreement to comprehensively determine amounts to be paid Ms. Wolf relating to her participation in the Company’s compensation and benefit programs over her years of service, including with regard to salary continuation and severance, welfare and fringe benefit plans, health and life insurance plans, pension and other retirement plans, cash and equity incentive plans, deferred compensation plans, and financial planning and vacation benefits. Pursuant to the Wolf Agreement, Ms. Wolf agreed to release the Company from any claims, to enter into certain non-competition, non-solicitation, non-disparagement and confidentiality agreements, and to cooperate with the Company in any litigation, investigations or inquiries in which she could provide assistance. Aggregate amounts paid and payable to Ms. Wolf pursuant to the terms of the Wolf Agreement are included in the All Other Compensation column of the Summary Compensation Table as detailed in note (5) thereto.

Outstanding Equity Awards at End of 2007

			Option Awards				Stock Awards
Name	Notes	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)[1]	Option Expiration Date[22]	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
G.F. Milzcik	7	11/10/2005	858		17.45000	2/10/2010
	7	5/10/2005	2,568		15.19250	2/10/2010
	7	11/10/2005	3,050		17.45000	2/6/2011
	7	11/10/2005	3,246		17.45000	2/10/2010
	7	11/10/2005	4,534		17.45000	2/6/2011
	7	4/27/2004	7,784		14.13750	2/13/2013
	4	2/13/2003		10,000	9.56000	2/13/2013
	7	5/10/2005	10,174		15.19250	2/5/2012
	7	5/10/2005	10,424		15.19250	2/6/2011
	7	11/10/2005	10,470		17.45000	2/5/2012
	7	5/10/2005	13,890		15.19250	2/5/2012
	7	11/10/2005	20,556		17.45000	2/10/2010
	6	2/16/2005	16,002	7,998	12.61500	2/16/2015
	7	11/10/2005	25,298		17.45000	2/5/2012
	5	2/11/2004	17,334	8,666	14.77000	2/11/2014
	3	12/8/2004	20,002	9,998	13.28500	12/8/2014
	6	2/15/2006	10,670	21,330	18.62750	2/15/2016
	7	5/10/2005	41,880		15.19250	2/6/2011
	8	2/14/2007		54,600	22.33500	2/14/2017
	6	10/19/2006		247,524	20.21000	10/19/2016
	10	2/15/2006					2,666	89,018
	16	2/16/2005					9,000	300,510
	18	4/14/2004					12,000	400,680
	12	2/14/2007					13,600	454,104
	9	2/15/2006					17,000	567,630
	11	10/19/2006					24,741	826,102
	13	2/14/2007							18,200	607,698

W.C. Denninger	7	8/19/2004	630		13.16500	4/11/2010
	7	11/25/2005	634		17.35250	4/11/2010
	7	8/19/2004	782		13.16500	4/11/2010
	7	8/19/2004	1,524		13.16500	4/11/2010
	7	8/24/2005	2,322		17.11250	4/11/2010
	7	8/19/2004	2,568		13.16500	4/11/2010
	7	8/24/2005	2,932		17.11250	4/11/2010
	7	11/25/2005	3,170		17.35250	4/11/2010
	7	5/24/2004	3,884		13.38250	4/11/2010
	7	11/25/2005	4,198		17.35250	4/11/2010
	7	8/24/2005	4,556		17.11250	2/5/2012
	7	5/24/2005	4,760		15.08000	4/11/2010
	7	8/24/2005	4,844		17.11250	4/11/2010
	7	11/25/2005	6,250		17.35250	4/11/2010
	7	5/24/2005	6,670		15.08000	2/5/2012
	7	11/25/2005	7,444		17.35250	2/6/2011
	7	11/25/2005	7,842		17.35250	4/11/2010
	7	2/19/2004	7,956		13.62250	2/13/2013

			Option Awards				Stock Awards
Name	Notes	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)[1]	Option Expiration Date[22]	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	7	8/24/2005	8,108		17.11250	4/11/2010
	7	8/24/2005	8,488		17.11250	4/11/2010
	7	8/24/2005	8,840		17.11250	2/6/2011
	7	8/24/2005	9,204		17.11250	4/11/2010
	4	2/13/2003		10,000	9.56000	2/13/2013
	7	5/24/2004	10,252		13.38250	4/11/2010
	7	5/24/2004	11,638		15.08000	2/6/2011
	7	2/19/2004	12,824		13.62250	4/11/2010
	5	2/11/2004	8,668	8,666	14.77000	2/11/2014
	7	8/24/2005	18,660		17.11250	2/6/2011
	6	2/15/2006	8,002	15,998	18.62750	2/15/2016
	6	2/16/2005	16,002	7,998	12.61500	2/16/2015
	8	2/14/2007		25,000	22.33500	2/14/2017
	7	8/24/2005	47,788		17.11250	2/5/2012
	10	2/15/2006					2,000	66,780
	19	2/14/2007					6,000	200,340
	16	2/16/2005					9,000	300,510
	9	2/15/2006					10,800	360,612
	18	4/14/2004					12,000	400,680
	13	2/14/2007							4,000	133,560

J. R. Arrington	7	2/28/2005	270		13.25000	2/10/2010
	7	8/29/2005	362		17.17500	2/6/2011
	7	2/28/2005	632		13.25000	2/10/2010
	7	11/23/2005	740		17.78500	2/6/2011
	7	11/23/2005	1,032		17.78500	2/10/2010
	7	11/23/2005	1,110		17.78500	2/10/2010
	7	2/25/2004	1,148		13.25250	2/10/2010
	7	11/23/2005	1,238		17.78500	2/6/2011
	7	11/23/2005	1,290		17.78500	2/10/2010
	7	11/23/2005	1,474		17.78500	2/10/2010
	7	11/23/2005	3,728		17.78500	2/10/2010
	7	11/23/2005	3,756		17.78500	2/10/2010
	7	8/29/2005	4,994		17.17500	2/10/2010
	5	2/11/2004		6,066	14.77000	2/11/2014
	4	2/13/2003		6,666	9.56000	2/13/2013
	7	2/28/2005	8,648		13.25000	2/10/2010
	7	2/28/2005	8,746		13.25000	2/10/2010
	7	11/23/2005	9,318		17.78500	2/6/2011
	7	2/28/2005	10,162		13.25000	2/6/2011
	6	2/16/2005	4,368	6,664	12.61500	2/16/2015
	7	11/23/2005	11,754		17.78500	2/10/2010
	7	5/23/2005	11,754		15.15750	2/10/2010
	7	8/29/2005	13,934		17.17500	2/10/2010
	7	8/29/2005	21,430		17.17500	2/5/2012
	8	2/14/2007		22,000	22.33500	2/14/2017
	6	2/15/2006	7,336	14,664	18.62750	2/15/2016
	10	2/15/2006					1,600	53,424
	19	2/14/2007					5,400	180,306

			Option Awards				Stock Awards
Name	Notes	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)[1]	Option Expiration Date[22]	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	16	2/16/2005					8,000	$267,120
	9	2/15/2006					10,000	$333,900
	18	4/14/2004					11,000	$367,290
	13	2/14/2007							3,600	$120,204

P.J. Dempsey	7	4/28/2005	138		14.90250	2/6/2011
	7	4/28/2005	156		14.90250	10/30/2010
	7	8/30/2005	208		17.08750	2/6/2011
	7	11/9/2005	282		17.47500	2/6/2011
	7	8/30/2005	340		17.08750	10/30/2010
	7	8/30/2005	460		17.08750	2/5/2012
	7	11/9/2005	496		17.47500	2/6/2011
	7	11/9/2005	648		17.47500	2/6/2011
	7	11/9/2005	794		17.47500	10/30/2010
	7	11/9/2005	878		17.47500	2/6/2011
	7	8/30/2005	1,050		17.08750	10/30/2010
	7	11/9/2005	1,230		17.47500	10/30/2010
	7	8/30/2005	1,232		17.08750	2/5/2012
	7	11/9/2005	1,454		17.47500	10/30/2010
	7	8/30/2005	1,680		17.08750	10/30/2010
	7	11/9/2005	3,652		17.47500	2/5/2012
	3	12/8/2004	13,334	6,666	13.28500	12/18/2014
	6	2/16/2005	16,002	7,998	12.61500	2/16/2015
	6	2/15/2006	8,002	15,998	18.62750	2/15/2016
	8	2/14/2007		25,000	22.33500	2/14/2017
	20	2/14/2007		73,000	22.33500	2/14/2017
	12	9/1/2003					666	22,238
	15	4/14/2004					798	26,645
	12	2/12/2003					1,232	41,136
	17	10/5/2007					3,053	101,940
	10	2/15/2006					2,000	66,780
	19	2/14/2007					6,000	200,340
	14	12/8/2004					6,000	200,340
	16	2/16/2005					9,000	300,510
	9	2/15/2006					10,800	360,612
	13	2/14/2007							4,000	133,560

S. S. Gates	7	2/28/2005	344		13.25000	2/6/2011
	7	8/29/2005	574		17.17500	2/5/2012
	7	8/26/2004	756		13.29750	2/10/2010
	7	2/28/2005	1,262		13.25000	2/10/2010
	7	8/26/2004	2,378		13.29750	2/6/2011
	7	10/29/2003	2,810		14.49500	2/6/2011
	7	2/28/2005	2,860		13.25000	2/10/2010
	7	8/26/2004	3,168		13.29750	2/6/2011
	7	4/29/2004	4,226		13.60000	2/6/2011
	7	8/26/2004	5,384		13.29750	2/13/2013
	7	2/28/2005	8,494		13.25000	2/10/2010
	7	4/29/2005	9,666		14.55750	2/5/2012
	4	2/13/2003	6,666	6,666	9.56000	2/13/2013

			Option Awards				Stock Awards
Name	Notes	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)[1]	Option Expiration Date[22]	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	6	2/15/2006		14,664	18.62750	2/15/2016
	7	8/29/2005	15,452		17.17500	2/6/2011
	7	2/28/2005	16,770		13.25000	2/10/2010
	5	2/11/2004	12,134	6,066	14.77000	2/11/2014
	6	2/16/2005	13,336	6,664	12.61500	2/16/2015
	7	8/26/2004	21,998		13.29750	2/10/2010
	8	2/14/2007		22,000	22.33500	2/14/2017
	7	2/28/2005	24,458		13.25000	2/5/2012
	7	2/26/2004	46,674		13.38750	2/6/2011
	10	2/15/2006					1,600	53,424
	19	2/14/2007					5,400	180,306
	16	2/16/2005					8,000	267,120
	9	2/15/2006					10,000	333,900
	18	4/14/2004					11,000	367,290
	13	2/14/2007							3,600	120,204
I. K. Wolf [23]	7	8/29/2005	54		17.17500	5/11/2010
	7	8/29/2005	88		17.17500	5/11/2010
	7	8/29/2005	676		17.17500	5/11/2010
	7	5/23/2005	1,354		15.15750	5/11/2010
	7	8/29/2005	1,514		17.17500	5/11/2010
	7	11/23/2005	1,676		17.78500	5/11/2010
	7	8/29/2005	1,786		17.17500	5/11/2010
	7	8/29/2005	1,804		17.17500	5/11/2010
	7	8/29/2005	2,176		17.17500	5/11/2010
	7	11/23/2005	2,350		17.78500	5/11/2010
	7	5/23/2005	2,600		15.15750	5/11/2010
	7	8/29/2005	3,644		17.17500	2/13/2013
	7	11/23/2005	4,034		17.78500	5/11/2010
	7	11/23/2005	4,214		17.78500	2/5/2012
	7	11/23/2005	4,544		17.78500	5/11/2010
	7	11/20/2003	4,928		14.35500	5/11/2010
	7	8/29/2005	6,102		17.17500	5/11/2010
	7	5/23/2005	9,840		15.15750	5/11/2010
	7	8/29/2005	13,054		17.17500	2/6/2011
	6	2/16/2005	2,667	1,333	12.61500	2/16/2015
	5	2/11/2004	2,934	1,466	14.77000	2/11/2014
	4	2/13/2003	5,332	5,334	9.56000	2/13/2013
	21	12/15/2005	20,002	9,998	17.10500	12/15/2015
	6	2/15/2006	8,002	15,998	18.62750	2/15/2016
	8	2/14/2007		25,000	22.33500	2/14/2017
	20	2/14/2007		73,000	22.33500	2/14/2017
	10	2/15/2006					2,000	66,780
	16	2/16/2005					4,000	133,560
	18	4/14/2004					5,000	166,950
	19	2/14/2007					6,000	200,340
	9	2/15/2006					10,800	360,612
	13	2/14/2007							4,000	133,560

Notes to the above table:

[1]	Represents the mean between the highest and the lowest stock price of a share of common stock on the grant date of the option.

[2]	On December 31, 2007, the last trading day of the fiscal year, the closing market value of the common stock was $33.39.

[3]	The option vests at 33.3334% on June 8, 2005 and 33.3333% on June 8, 2007 and June 8, 2009.

[4]	The option vests at 33.334% on the first anniversary and 33.333% on the third and fifth anniversaries of the grant date.

[5]	The option vests at 33.334% on the ninth month and 33.333% on the thirtieth and fifty-fourth month after the grant date.

[6]	The option vests at 33.34% on the eighteenth month and 33.33% on each of the thirtieth and forty-second months of the grant date.

[7]

This is a reload option grant which is 100% vested on the date of grant. Under the reload feature, which was ended effective January 1, 2006, a holder was granted options to replace shares used to pay the Company for shares acquired when a stock option was exercised and to satisfy tax withholding obligations. The reload options were granted at an exercise price that was equal to the mean between the highest and lowest stock price of a share of common stock on the day of the award and expire on the expiration date of the original option grant.

[8]	The option vests at 33.334% on August 14, 2008 and 33.333% on August 14, 2009 and August 14, 2010.

[9]	The restricted stock unit award vests at 33.4% on August 15, 2008 and 33.3% on August 15, 2009 and August 15, 2010.

[10]	The performance share award vests at 33.34% on December 31, 2006 and 33.33% on December 31, 2007 and December 31, 2008 subject to the achievement of performance goals.

[11]	The restricted stock unit award vests 100% on the fourth anniversary of the grant date.

[12]	The restricted stock unit award vests at 33.4% on the third anniversary and 33.33% on the fourth and fifth anniversaries of the grant date.

[13]	The performance share award vests at 33.34% on December 31,2007 and 33.33% on December 31,2008 and December 31, 2009 subject to the achievement of performance goals.

[14]	The restricted stock unit award vests at 33.4% on the third anniversary of the base date and 33.3% on the fourth and fifth anniversaries of the base date, June 8, 2004.

[15]	The restricted stock unit award vests at 33.4% on the third anniversary of the base date and 33.3% on the fourth and fifth anniversaries of the base date, August 11, 2003.

[16]	The restricted stock unit award vests at 33.4% on August 16, 2007 and 33.3% on August 16, 2008 and August 16, 2009.

[17]	The restricted stock unit award vests at 33.4% on the third anniversary of the base date and 33.3% on the fourth and fifth anniversaries of the base date, April 5, 2007.

[18]	The restricted stock unit award vests 50% on June 20, 2007 and 50% on June 20, 2008.

[19]	The restricted stock unit award vests at 33.4% on August 14, 2009 and 33.3% on August 14, 2010 and August 14, 2011.

[20]	The option vests at 33.334% on August 14, 2009 and 33.333% on August 14, 2010 and August 14, 2011.

[21]	The option vests 33.334% on the first anniversary and 33.333% on the second and third anniversaries of the grant date.

[22]	The options terminate 10 years after the grant date.

[23]	Amounts include certain awards that are to be forfeited in accordance with the Wolf Agreement.

Option Exercises and Stock Vested in 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)[3]	Value Realized on Vesting ($)[2,3]
G.F. Milzcik	100,572	$1,789,323	66,367	$1,786,932
W.C. Denninger	—	—	56,658	1,565,227
J. R. Arrington	100,086	1,558,834	51,242	1,417,191
P.J. Dempsey	—	—	20,497	531,832
S.S. Gates	70,000	920,474	51,242	1,417,191
I .K. Wolf	18,710	241,932	25,330	686,281

Notes to table:

[1]	Amount reflects the difference between the exercise price of the option and the market value at the time of exercise.

[2]	Amount reflects the market value of the stock on the day the stock vested.

[3]

Amount includes performance shares vested on December 31, 2007 for Messrs. Milzcik, Denninger, Arrington, and Dempsey and Mses. Gates and Wolf which were awarded in the amounts of 19,209, 9,500, 8,250, 9,500, 8,250 and 7,000 and which were paid in the form of shares of common stock on March 1, 2008, when the market value was $22.835 per share based on the value on the prior business day of February 29, 2008. The value realized on vesting of these performance shares awards was $438,637; $216,932; $188,389; $216,932; $188,389 and $159,845, respectively, for Messrs. Milzcik, Denninger, Arrington, and Dempsey and Mses. Gates and Wolf.

Pension Benefits

The table below sets forth the calculated pension benefits for the named executive officers.

Pension Benefits Table1

Name and Principal Position	Plan Name	Number of Years Credited Service (12/31/2007)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Gregory F. Milzcik President and Chief Executive Officer	Qualified	8.500	$179,733	$—
	SSORP	8.500	1,284,301	—
	SERP	8.500	159,579	—

William C. Denninger[2] Senior Vice President, Finance and Chief Financial Officer	Qualified	7.750	293,544	—
	SSORP	7.750	918,402	—
	SERP	7.750	158,769	—

John R. Arrington Senior Vice President, Human Resources	Qualified	9.667	479,393	—
	SSORP	9.667	1,030,846	—
	SERP	9.667	N/A	—

Patrick J. Dempsey Vice President, Barnes Group Inc. and President, Barnes Distribution	Qualified SSORP SERP	7.167 7.167 7.167	94,380 387,508 50,111	—

Signe S. Gates Senior Vice President, General Counsel and Secretary	Qualified	8.583	360,678	—
	SSORP	8.583	1,127,142	—
	SERP	8.583	N/A	—

Idelle K. Wolf Former Vice President, Barnes Group Inc. and President, Barnes Distribution	Qualified	7.583	274,251	—
	SSORP	7.583	412,868	—
	SERP	7.583	71,456	—

Notes/Comments:

[1]

All assumptions are as detailed in the notes to the consolidated financial statements for the fiscal year ending December 31, 2007, including a discount rate of 6.40% with the exception of the following:

—	Retirement age for all plans is assumed to be the later of unreduced retirement age, as defined by each plan, or age as of December 31, 2007.

—	No pre-retirement mortality, disability, or termination is assumed.

Consistent with financial disclosure calculations, it is assumed that the form of payment as of December 31, 2007 is a life annuity for the qualified plan known as the Salaried Retirement Income Plan, the Retirement Benefit Equalization Plan and the Supplemental Executive Retirement Plan. It is assumed that the form of payment as of December 31, 2007 is a 50% joint and survivor annuity for the Supplemental Senior Officer Retirement Plan for married participants.

The 2007 qualified plan compensation limit of $225,000 has been incorporated.

[2]	The prior plan offset on record for Mr. Denninger is payable as of age 65. For purposes of these calculations, this amount has been actuarially adjusted to an amount payable as of age 62.

Discussion Concerning Pension Benefits Table

We provide retirement benefits to the named executive officers under three defined benefit pension plans: the Barnes Group Salaried Retirement Income Plan, which is referred to as the “Pension Plan,” the Barnes Group Supplemental Executive Retirement Plan, which is referred to as the “SERP,” and the Barnes Group Supplemental Senior Officer Retirement Plan, which is referred to as the “SSORP.” The Pension Plan is a broad-based tax-qualified defined benefit pension plan. The Pension Plan provides retirement income based on a percentage of annual compensation. The SERP and the SSORP are non-tax-qualified supplemental executive retirement plans that provide more generous benefits than the Pension Plan for designated employees and senior executive officers of the Company.

As of December 31, 2007, three of the named executive officers met the age and service requirements for early retirement under the SSORP. However, under the SSORP early retirement benefits are available only if a participant’s retirement is approved by our Board of Directors or if the participant is asked to retire by our Board of Directors or Chief Executive Officer. None of the three are eligible for early retirement under any other defined benefit pension plan. One named executive officer met all the requirements for early retirement under the SSORP. That named executive officer also met the requirements for early retirement under the Pension Plan and SERP. None of the other named executive officers are eligible for early retirement under any of the Company’s defined benefit pension plans.

Salaried Retirement Income Plan

The Pension Plan is a defined benefit pension plan designed to provide income after retirement to eligible participants and their beneficiaries. Only salaried employees, including the named executive officers, are eligible to participate in the Pension Plan.

In general, each eligible employee receives credit for benefit accrual and vesting purposes equal to the number of full months elapsed from the date the employee becomes a participant until the date the participant is no longer employed by us as a salaried employee. There are certain exceptions for authorized leaves of absence.

The normal retirement date under the Pension Plan is the first day of the month following (1) a participant’s 65 th birthday or (2) if hired after age 60, the month the employee achieves five years of service. Employees are eligible for early retirement if they have completed 10 years of vesting service and have reached age 55. A participant whose employment terminates before he or she is eligible to retire on a normal or early retirement date but who has otherwise met the vesting requirements of the Pension Plan is entitled to a deferred vested retirement benefit. A participant is 100% vested in the Pension Plan after completing five years of vesting service.

In 2006, the benefit formula for calculating benefits under the Pension Plan was changed for credited service earned on and after January 1, 2007. The following table shows the calculation of the basic retirement benefit for credited service earned as of December 31, 2006 under the prior formula, and for credited service earned on and after January 1, 2007:

	Benefit Accrual Rate
	For Credited Service Earned as of 12/31/2006	For Credited Service Earned on and after 1/1/2007
Final Average Earnings up to Covered Compensation times Credited Service up to 25 years times	1.85%	1.5%
Plus
Final Average Earnings above Covered Compensation times Credited Service up to 25 years times	2.45%	2.0%
Plus
Final Average Earnings times Credited Service over 25 years times	0.5%	0.5%

Benefit Formula Terms

Final Average Earnings is the average of a participant’s highest five consecutive years’ compensation within the 10 years before retirement or termination from the Company. Compensation includes all earnings paid to the participant as reported to the Internal Revenue Service on the participant’s Form W-2, but excludes overtime pay, bonuses, director’s fees, reimbursement of expenses and any other additional form of earnings, including contributions made to or under any other form of benefit plan (e.g., a 401(k) or profit sharing plan). The 2007 qualified plan compensation limit is $225,000. Non-qualified plans are not subject to this limit.

Covered Compensation is the average annual earnings used to calculate a participant’s Social Security benefit. Covered Compensation is based on the year in which a participant reaches his or her Social Security retirement age. It assumes that the participant will earn the maximum amount taxable by Social Security up to that time. Covered Compensation for a participant who reached age 65 and retired in 2007 was $54,000.

Credited Service for Benefit Purposes is the total time a participant spends working at the Company that counts toward his or her pension benefit. Credited Service most often is the number of months the participant works for the Company.

The basic retirement benefit is reduced by the monthly amount of income payable to the participant attributable to employer contributions under any other tax-qualified defined benefit pension plan under which the participant receives credit for service which also constitutes credited service under the Pension Plan.

Where a participant has a spouse on the date that his or her retirement benefit begins, the default form of benefit is a qualified joint and survivor annuity option with the participant’s spouse entitled to receive 50% of the participant’s retirement benefit in the event of the participant’s death. Where a participant does not have a spouse on the date that his or her retirement benefit is to begin, the normal form of payment is a single life annuity with no amount of the benefit payable to any individual after the participant’s death.

The normal retirement benefit of a participant will be his or her basic retirement benefit as determined above multiplied by 100% (minus any percentage attributable to the cost of a pre-retirement survivor annuity, if applicable) and multiplied by (a) the actuarial equivalent factor of the normal form of benefit for the participant or (b) the actuarial equivalent factor of any optional form of retirement benefit provided for under the Pension Plan that the participant elects to receive instead of the normal form. Optional forms of benefit include Contingent Annuity of 25%, 50%, 75% or 100%; 120 Months Certain and Life Option, Level Income Option, and Level Income and Contingent Annuity Option.

The maximum annual benefit payable to a participant in any calendar year may not exceed the limitations imposed by the Internal Revenue Code.

Supplemental Executive Retirement Plan

The purpose of the SERP is to provide supplemental pension benefits to selected employees and certain officers of the Company, including the named executive officers, who elect any form of contingent annuity under the Pension Plan under which a spouse or former spouse is the contingent pensioner. A “contingent pensioner” is a person who will receive annuity payments under the Pension Plan after the death of the participant.

An employee is eligible for benefits under the SERP if he or she is an officer of the Company or one of its subsidiaries who retires with at least 10 years of service under the Pension Plan or ceases to be an officer due to disability, or if the Benefits Committee designates that such employee is eligible to participate in the SERP and such person is receiving retirement benefits under which the contingent pensioner is the participant’s spouse or former spouse.

The benefit payable to a participant is a monthly supplemental annuity equal to (a) minus (b), where:

(a)	equals the sum of: (i) the monthly retirement income payable to the participant if he or she elected a straight life annuity under the Pension Plan, and (ii) if the participant is also a participant in the SSORP, the monthly retirement income payable to the participant if he or she elected a straight life annuity under the SSORP; and

(b)	equals the sum of: (i) the monthly pension benefits to which the participant is entitled pursuant to the Pension Plan were he or she to elect the 50% contingent pensioner form of annuity, naming such spouse or former spouse as contingent pensioner, and irrespective of whether or not the participant in fact elects the 50% contingent pensioner form of annuity under the Pension Plan, and (ii) if the participant is also a participant in the SSORP, the monthly pension benefits to which the participant is entitled pursuant to the SSORP were he or she to elect the 50% contingent pensioner form of annuity, and irrespective of whether or not the participant in fact elects the 50% contingent pensioner form of annuity under the Pension Plan.

Supplemental Senior Officer Retirement Plan

The SSORP is designed to provide supplemental retirement benefits to selected employees of the Company. Only employees named by the Board of Directors are eligible to participate in the SSORP. As of December 31, 2007, there were seven executive officers and two non-management employees of the Company designated as participants in the SSORP.

After reaching age 55 and completing 5 years of credited service, if a participant is asked to retire by the President and Chief Executive Officer of the Company or the Company’s Board of Directors, or such participant’s retirement is approved by the Company’s Board of Directors, such participant is entitled to receive an early retirement benefit under the SSORP equal to (a) minus the sum of (b), (c), and (d), where:

(a)	equals 55% of the participant’s final average compensation multiplied by the ratio (not to exceed 1.0) of his or her credited service to the greater of 15 or the credited service the participant would have completed had credited service continued to age 62 multiplied by a percentage factor (less than 100%) based on the participant’s age at the time that benefits commence;

(b)	equals the participant’s Pension Plan benefit as of such date;

(c)	equals the participant’s Social Security benefit; and

(d)	equals the participant’s prior employer benefit multiplied by the same percentage factor based on the participant’s age used in the calculation of (a).

Upon reaching age 62 and completing 10 years of credited service, a participant is entitled to retire with a lifetime benefit equal to (a) minus the sum of (b), (c) and (d), where:

(a)	equals 55% of the participant’s final average compensation multiplied by the ratio (not to exceed 1.0) of his or her credited service to 15;

(b)	equals the participant’s Pension Plan benefit; and

(c)	equals the participant’s Social Security benefit; and

(d)	equals the participant’s prior employer benefit.

“Final average compensation” has the same meaning as Final Average Earnings under the Pension Plan except that “final average compensation” is not subject to the Internal Revenue Service qualified plan compensation limits. In addition, “final average compensation” includes bonuses. The “Pension Plan benefit” is the annual pension benefit payable as a single life annuity upon the participant’s actual retirement date. “Social Security benefit” means the participant’s annual Social Security benefit. “Prior employer benefit” means any benefit paid or payable by any prior employer of the participant. In connection with her retirement, Ms. Wolf was credited with five months of credited service in excess of her actual service, as a result of which the present value of her accumulated benefits under the Pension Plan, SSORP, and SERP as of December 31, 2007 increase by $8,694, $7,232 and $1,647, respectively, which are included in the Pension Benefits Table above.

Termination Provisions of Employment and Severance Arrangements

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the named executive officers in the event of a termination of employment or a change in control of the Company. The key provisions of those arrangements are described below, and then the values of potential payments that would be due if termination of employment or a change-in-control occurred on December 31, 2007 are set forth in the table following the description.

Employment Agreement

Termination Provisions of Mr. Milzcik’s Employment Agreement. We have an employment agreement with Mr. Milzcik, our President and Chief Executive Officer. The terms of the agreement that relate to termination and change in control are described below. The terms that relate to compensation are set forth under the heading “Discussion Concerning Summary Compensation and Grants of Plan-Based Awards Tables.”

If Mr. Milzcik’s employment is terminated by us other than for cause, death or disability, or by Mr. Milzcik for good reason, he will receive:

salary paid for two years, plus two times his target bonus amount in effect for the year of termination paid when such payments would have been provided if his employment had not been terminated,

two years’ continuation of then-provided welfare benefits (to the extent continuation is permitted under our plans), and all accrued benefits, if any, that he is entitled to under all of our programs (excluding severance pay or salary continuation programs) providing benefits after termination; these benefits are referred to below as “Accrued Post-Employment Benefits.”

In addition, (a) all outstanding options to purchase common stock held by Mr. Milzcik and granted on or after October 19, 2006 will continue to vest during the two-year period and will remain exercisable for the lesser of the term of the option and one year following the expiration of the two-year period, and (b) outstanding restricted stock units or performance shares or performance unit awards held by him and granted on or after October 19, 2006 will vest as of the date of such termination to the extent such awards would have vested in accordance with their regular vesting schedule if his employment had continued for the two-year period and, in the case of performance shares or units, as if the applicable performance goal had been achieved at the target.

In the event of a change in control, all outstanding stock options, restricted stock unit and performance share or performance unit awards then held by Mr. Milzcik that were granted on or after October 19, 2006 that are not then vested will immediately become vested and, in the case of performance shares or performance units, as if the applicable performance goals were achieved at the target level of performance. Mr. Milzcik’s rights and entitlements with respect to equity-based grants awarded prior to October 19, 2006 will be determined in accordance with agreements between Mr. Milzcik and us that were in effect on October 19, 2006.

Termination by us without cause or by Mr. Milzcik for good reason within two years after a change in control entitles him to the same severance arrangements as a normal severance without cause except his severance payments will be paid in a lump sum, he will receive a prorated bonus for the year of severance, and the bonus component of his severance benefit will be based on the higher of (i) target bonus in the year of severance, or (ii) the average annual bonus awarded in the last three years. Any termination or change in control payments to be made pursuant to the employment agreement may be delayed or deferred by us to comply with applicable laws, regulations and stock exchange rules, including Internal Revenue Code Section 409A. Any amounts deferred to comply with Section 409A shall bear interest for the period of the deferral at the applicable federal rate.

If his employment is terminated by us for cause or by Mr. Milzcik other than for good reason, we will pay him his earned and unpaid salary and any Accrued Post-Employment Benefits as of the date of termination.

In the event of termination due to death or disability, we will pay Mr. Milzcik’s earned and unpaid salary and any Accrued Post-Employment Benefits as of the date of termination and provide him or his beneficiary, as applicable, the compensation and benefits made available generally to our executive officers in the event of death or disability under the terms and conditions of our applicable plans, policies, programs or arrangements applicable to executive officers.

Following termination of employment, Mr. Milzcik has agreed not to compete with the Company for two years, or solicit our customers for two years or our employees for three years, and to abide by confidentiality, non-disparagement and trade secrets covenants in perpetuity.

To the extent that any payment or distribution to Mr. Milzcik is or will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, his agreement provides that total payments to Mr. Milzcik will be reduced (but not below zero) if and to the extent that a reduction in the total payments would result in Mr. Milzcik retaining a larger amount, on an after-tax basis, than if he received the entire amount of such payments.

Severance Arrangements

We entered into a severance (change-in-control) agreement with each of the named executive officers when they joined the Company. The agreements were amended December 30, 2007, to comply with certain requirements of Section 409A of the Internal Revenue Code. The initial term of each of the agreements was one year with an automatic annual extension commencing on each January 1, unless the Company or the executive provides written notice not later than September 30 of the preceding year of a determination not to extend the agreement.

All rights of Mr. Milzcik upon a change in control are governed exclusively by his employment agreement (and not his change-in-control severance agreement), except that his rights with respect to any equity-based grants made before October 19, 2006, the date of his promotion, are governed by the agreements between Mr. Milzcik and us that were in effect on October 19, 2006, including but not limited to the equity-related provisions of his change-in-control severance agreement that are described below.

The severance (change-in-control) agreement provides that upon the occurrence of a change in control, the executive is entitled to a cash payment equal to a prorated target bonus for the year in which the change in control occurs and a prorated target long-term incentive plan award for the long-term incentive period in which the change in control occurs, all options held by the executive would vest, and all restrictions on stock-based awards would lapse. In the event of a change in control, an executive who is incapacitated and is not able to perform his or her full-time duties would be entitled to receive full salary and employment benefits (less any amounts received under the Company’s long-term disability plan) until terminated by reason of disability.

The agreement provides that an executive who has a separation from service following a change in control other than for cause and other than by reason of death, disability or voluntary termination, would be entitled to severance payments and benefits. These would consist of (i) a cash payment equal to two times the executive’s most recent base salary and two times the higher of the executive’s average annual bonus (as defined) or target bonus for the year in which separation from service occurs; (ii) continuation of participation in the Company’s pension and welfare benefit plans for 24 months, with the benefits reduced to the extent the executive subsequently receives coverage elsewhere; and (iii) a cash payment equal to a prorated target bonus for the year in which the separation from service occurs (less any pro rata bonus previously paid for the same period). The agreement provides that, if any payment or benefit would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the cash severance payments and other payments and benefits to the executive will be reduced if and to the extent that reducing the payments and benefits would result in the executive’s retaining a larger amount, on an after-tax basis, than if he received the entire amount of such payments and benefits.

Except in the case of Mr. Milzcik, whose rights in the event of a change in control are generally governed by his employment agreement, the severance (change-in-control) agreement supersedes any other agreements that apply in the event that the executive’s employment with us is terminated following a change in control by us without cause or by the executive for good reason. The superseded agreements would include the Barnes Group Inc. Executive Separation Pay Plan described below.

Barnes Group Inc. Executive Separation Pay Plan

Messrs. Arrington, Denninger and Dempsey, and Ms. Gates are each covered by the Executive Separation Pay Plan. Mr. Milzcik’s employment agreement, which is summarized above, sets forth and supersedes the Executive Separation Pay Plan with respect to payments and benefits he would be entitled to receive upon termination from the Company. The Executive Separation Pay Plan provides for severance payments and benefits to an eligible executive who experiences a separation from service that is involuntary or pursuant to a window program. No payments or benefits are made to an executive whose employment is terminated due to misconduct of any type, including, but not limited to, violation of Company rules or policies or any activity which results in conviction of a felony or if the employment termination is a result of the sale of a business unit of the Company and the employee is offered employment by the purchaser, within 30 days after the closing of the sale, in a comparable position and for substantially equivalent compensation and benefits as before the sale.

Pursuant to the Executive Separation Pay Plan, a terminated eligible named executive officer is entitled to minimum severance of one month’s base salary or the amount of accrued vacation, whichever is greater. In order to receive the higher severance payment of 12 months salary plus accrued vacation, the eligible named executive officer must execute a release of claims acceptable to us. The salary portion is to be paid on regular payroll dates but payments may be delayed until six months after separation from service if necessary to comply with Internal Revenue Code Section 409A. The vacation portion is to be paid in a lump sum. During the severance period, benefits pursuant to medical, dental, group life, supplemental life, dependent life, flexible benefit, and accidental death and dismemberment insurance and long-term disability plans and the Senior Executive Enhanced Life Insurance Program that were provided by the Company prior to the termination date will continue to be provided.

Retirement Plans

The amount and form of pension benefits that would be paid upon a qualifying retirement under our Pension Plan, Supplemental Senior Officer Retirement Plan, and Supplemental Executive Retirement Plan are disclosed in the Pension Table above and in the discussion that accompanies that table. Any additional retirement benefits that would be payable in the event of termination of employment or a change in control are shown in the “Potential Payments Upon Termination or Change in Control” table.

Stock Options

Below is the standard treatment of stock options under the various types of termination of employment, although the exact treatment may vary by agreement. Special provisions that apply to Mr. Milzcik’s stock options are described above under “Termination Provisions of Mr. Milzcik’s Employment Agreement.”

Stock Options granted prior to 2000. If the holder’s employment is terminated other than by reason of death, disability or retirement or cause, the portion of the stock options that is exercisable as of the date of the termination will remain exercisable for 90 days and then terminate; and the stock options that are not exercisable at the date of termination will be forfeited. If the holder’s employment terminates due to death or disability or the holder retires, the portion of the stock options that are not exercisable will immediately become exercisable and the stock options will be exercisable for a year after the termination date. If the holder’s employment is terminated for cause, all outstanding stock options will terminate.

Stock Options granted in 2000 and thereafter. If the holder’s employment is terminated other than by reason of death, disability or retirement or for cause, (i) the portion of the stock options that are exercisable as of the date of termination will terminate; provided, however, if the employee is terminated by the Company without cause the stock options that were exercisable as of the date of termination will remain exercisable for one year from the date of termination and (ii) the portion of the stock options that have not become exercisable will be forfeited. If the holder’s employment terminates due to death or disability, the portion of the stock options that are not exercisable will immediately become exercisable and the stock options will be exercisable for a year after the termination date. If the holder’s employment terminates by reason of retirement at the age of 62 or later with a minimum of five years of service, the portion of the stock options that are not yet exercisable on the retirement date will continue to become exercisable for up to one year after the date of retirement so long as the holder executes a covenant not to compete, and up to five years if the holder also executes a release of claims. If the holder’s employment is terminated for cause, all outstanding stock options will terminate. Upon a change in control, all stock options vest.

Restricted Stock Unit Awards

For the purposes of the table, below is the standard treatment of restricted stock units under the various types of termination of employment, although the exact treatment varies by agreement and by person. Special provisions that apply to Mr. Milzcik’s restricted stock unit awards are described above under “Termination Provisions of Mr. Milzcik’s Employment Agreement.”

If the holder’s employment is terminated, other than due to death or disability or retirement, the unvested portion of the award terminates. If the holder’s employment is terminated due to death or disability, the unvested portion of the award vests in full, except in the case of awards granted before 2005, which vest on a pro rata basis. If the holder’s employment terminates by reason of retirement, the unvested portion of the award may continue to vest. If the holder’s employment is terminated for cause, the unvested portion of the award terminates. If there is a change in control, any unvested restricted stock units will become vested.

Performance Share Awards

Below is the standard treatment of performance share awards under the various types of termination of employment, although the exact treatment may vary by agreement. Special provisions that apply to Mr. Milzcik’s performance share awards are described above under “Termination Provisions of Mr. Milzcik’s Employment Agreement.”

If a holder’s employment terminates due to death or disability then the holder earns for the performance year in which the termination occurs the number of awards that would have been earned in the year as if the holder were employed through the end of the performance year, except if there is a change in control in that year in which case the maximum number (or in the case of the 2006 and subsequent awards, 80% of the maximum number) that could be earned in that year will be earned. If a holder’s employment terminates for any other reasons, then all awards not earned as of the termination date terminate.

If there is a change in control before the last day of the award period, all performance share awards will be deemed earned immediately.

Performance-Accelerated Restricted Stock Unit Awards

If a holder’s employment terminates as a result of death or disability before the normal vesting date and before the performance goal is achieved and after the second anniversary of the grant date, then on the date of termination a prorata amount, based on the number of months that have elapsed since the grant date, will become non-forfeitable. If a holder’s employment terminates as a result of death or disability before the normal vesting date and after the performance goal is achieved and after the first anniversary of the grant date and before the first anniversary of the date on which the performance goal was achieved, then the performance-accelerated restricted stock units will become non-forfeitable.

If after the third anniversary of the grant date but before normal vesting, a holder retires at or after age 62 with a minimum five years of service, and the holder executes a covenant not to compete and a release of claims, then any performance-accelerated restricted stock units that have not become non-forfeitable will become non-forfeitable as if the holder had remained employed by the Company, unless the holder dies after retirement in which case the performance-accelerated restricted stock units will become non-forfeitable at the time of death.

If a holder of 2004 performance-accelerated restricted stock units is terminated involuntarily, other than for cause, death, disability or retirement, on or after February 10, 2009 but before August 11, 2010 and the holder executes a covenant not to compete and a release of claims, then a pro rata portion of the performance-accelerated restricted stock units that are then not non-forfeitable will become non-forfeitable on the date of termination based on the portion of the normal six and a half-year vesting period that has elapsed since the grant date.

Upon a change in control of the Company, all performance-accelerated restricted stock units that are not then non-forfeitable will immediately become non-forfeitable.

Potential Payments Upon Termination or Change in Control1

The amount of compensation payable to each named executive officer (other than Ms. Wolf, who retired as an executive officer in 2007 as discussed below) if termination of employment or a change in control occurs, assuming a December 31, 2007 triggering event, is listed in the tables below.

G. F. Milzcik	Voluntary Termination ($)[7]	For Cause Termination ($)[8]	Without Cause/Good Reason Termination ($)[9]	Death ($)[10]	Disability ($)[10,11]	Change in Control ($)	Change in Control With Termination ($)[12]	Retirement ($)[13]

Cash Compensation/ Severance	—	—	2,450,000	1,477,421	1,477,421	—	2,465,390	—
Additional Retirement Benefits[3]	—	—	—	—	—	—	3,450,594	—
Continuation of Other Benefits[4]	—	—	186,574	—	—	—	186,574	—
Stock Options[2,5]	—	—	2,577,443	4,947,683	4,947,683	4,947,683	4,947,683	—
Restricted Stock Units[6]	—	—	151,691	2,148,346	2,148,346	2,148,346	2,148,346	—
Performance Share Awards[6]	—	—	303,849	—	—	718,987	718,987	—
Performance-Accelerated Restricted Stock Unit Award[6]	—	—	—	400,680	400,680	400,680	400,680	—

TOTAL	$0	$0	$5,669,557	$8,974,130	$8,974,130	$8,215,696	$14,318,254	$0

W. C. Denninger	Voluntary Termination ($)[7]	For Cause Termination ($)[8]	Without Cause/Good Reason Termination ($)[9]	Death ($)[10]	Disability ($)[10,11]	Change in Control ($)[12]	Change in Control With Termination ($)[12]	Retirement ($)[13]

Cash Compensation/ Severance	—	—	415,000	583,933	583,933	6,083	1,672,691	—
Additional Retirement Benefits[3]	—	—	—	—	—	—	1,500,098	—
Continuation of Other Benefits[4]	—	—	91,144	—	—	—	182,287	—
Stock Options[5]	—	—	—	1,078,365	1,078,365	1,078,365	1,078,365	—
Restricted Stock Units[6]	—	—	—	861,462	861,462	861,462	861,462	—
Performance Share Awards[6]	—	—	—	—	—	250,425	250,425	—
Performance-Accelerated Restricted Stock Unit Award[6]	—	—	—	400,680	400,680	400,680	400,680	—

TOTAL	$0	$0	$506,144	$2,924,440	$2,924,440	$2,597,015	$5,946,008	$0

J. R. Arrington	Voluntary Termination ($)[7]	For Cause Termination ($)[8]	Without Cause/Good Reason Termination ($)[9]	Death ($)[10]	Disability ($)[10,11]	Change in Control ($)[12]	Change in Control With Termination ($)[12]	Retirement ($)[13]

Cash Compensation/ Severance	—	—	338,000	428,030	428,030	4,459	1,307,658	—
Additional Retirement Benefits[3]	—	—	—	—	—	—	899,967	—
Continuation of Other Benefits[4]	—	—	98,433	—	—	—	196,865	—
Stock Options[5]	—	—	—	869,932	869,932	869,932	869,932	—
Restricted Stock Units[6]	—	—	—	781,326	781,326	781,326	781,326	—
Performance Share Awards[6]	—	—	—	—	—	217,035	217,035	—
Performance-Accelerated Restricted Stock Unit Award[6]	—	—	—	367,290	367,290	367,290	367,290	—

TOTAL	$0	$0	$436,433	$2,446,578	$2,446,578	$2,240,042	$4,640,073	$0

P. J. Dempsey	Voluntary Termination ($)[7]	For Cause Termination ($)[8]	Without Cause/Good Reason Termination ($)[9]	Death ($)[10]	Disability ($)[10,11]	Change in Control ($)[12]	Change in Control With Termination ($)[12]	Retirement ($)[13]

Cash Compensation/ Severance	—	—	405,000	536,402	536,402	5,936	1,518,935	—
Additional Retirement Benefits[3]	—	—	—	—	—	—	1,045,639	—
Continuation of Other Benefits[4]	—	—	48,699	—	—	—	97,398	—
Stock Options[5]	—	—	—	1,619,739	1,619,739	1,619,739	1,619,739	—
Restricted Stock Units[6]	—	—	—	1,203,309	1,203,309	1,253,761	1,253,761	—
Performance Share Awards[6]	—	—	—	—	—	250,425	250,425	—

TOTAL	$0	$0	$453,699	$3,359,450	$3,359,450	$3,129,861	$5,785,897	$0

S. S. Gates	Voluntary Termination ($)[7]	For Cause Termination ($)[8]	Without Cause/Good Reason Termination ($)[9]	Death ($)[10]	Disability ($)[10,11]	Change in Control ($)[12]	Change in Control With Termination ($)[12]	Retirement ($)[13]

Cash Compensation/ Severance	—	—	345,000	436,895	436,895	4,551	1,333,364	—
Additional Retirement Benefits[3]	—	—	—	—	—	—	1,004,130	—
Continuation of Other Benefits[4]	—	—	78,818	—	—	—	157,636	—
Stock Options[5]	—	—	—	869,932	869,932	869,932	869,932	—
Restricted Stock Units[6]	—	—	—	781,326	781,326	781,326	781,326	—
Performance Share Awards[6]	—	—	—	—	—	217,035	217,035	—
Performance-Accelerated Restricted Stock Unit Award[6]	—	—	—	367,290	367,290	367,290	367,290	—

TOTAL	$0	$0	$423,818	$2,455,443	$2,455,443	$2,240,134	$4,730,713	$0

Notes to the above tables:

[1]

Proration of vesting for equity awards was determined by excluding any whole months or portion thereof remaining after December 31, 2007. Equity awards (including reload options) that were fully vested by their terms as of December 31, 2007 are not included in the numbers shown. For information on any outstanding fully-vested equity awards, see the “Outstanding Equity Awards at End of 2007” table.

[2]	Mr. Milzcik’s October 19th 2006 option agreement provides for two additional years to exercise that option in the event of a termination without cause or for good reason.

[3]

The value of these benefits is based upon provisions of Mr. Milzcik’s employment agreement and the change-in-control severance agreements with our named executive officers whereby the executives are entitled to continued participation in the Company’s pension plans for 12-24 months upon covered terminations of employment. Note that Messrs. Milzcik, Dempsy and Denninger are not automatically entitled to a payment with respect to any unvested portions of supplemental pension benefits; however, such payments have been included here to represent the maximum possible benefit.

[4]

The value of these benefits is based upon provisions of Mr. Milzcik’s employment agreement and the change-in-control severance agreements with our named executive officers whereby the executives are entitled to continued participation in the Company’s welfare and fringe benefit plans for 12-24 months upon covered terminations of employment. Although continued participation may cease to the extent the named executive officer subsequently has coverage elsewhere, the numbers set forth in the table above assume coverage for the maximum applicable time period.

[5]

Amounts reflect the difference between the exercise price of the option and the closing market price of $33.39 as of December 31, 2007. Includes options granted prior to 2000 which terminate 90 days after the date of such termination of employment and options granted after 2000 which terminate one year after the date of such termination of employment.

[6]

Amounts reflect the market value of the award as of December 31, 2007, and do not include any value for that portion of the award with respect to which the participants accrued a vested interest on December 31, 2007. Named executive officers are not automatically entitled to a payment with respect to the remaining unvested portion of 2003 and 2004 Performance-Accelerated Restricted Stock Units; however, such payments have been included in the tables.

[7]

Relative to the Cash Compensation/Severance row of the table, no additional salary is due under the Performance-Linked Bonus Plan; participants must be employed on the date of payment to receive an award, so no award is payable.

[8]

Relative to the Cash Compensation/Severance row of the table, the Executive Separation Pay Plan stipulates no separation benefits are due if executive is terminated for misconduct. Under the Performance-Linked Bonus Plan, the officer must be employed on the date of payment to receive an award, so no award is payable.

[9]

The amount in the Cash Compensation/Severance row of the table equals one year’s salary for all executives other than Mr. Milzcik. Under the Performance-Linked Bonus Plan, the officer must be employed on the date of payment to receive an award, so no award is payable. Note that only Mr. Milzcik’s employment agreement allows for “good reason” terminations to be treated as terminations without cause. For Mr. Milzcik, this number represents a payment of two-times base salary and target bonus for the year of termination.

[10]

Relative to the Cash Compensation/Severance row of the table, no additional salary is due, but under the Performance-Linked Bonus Plan, participant would be entitled to a prorated award, which, for a death on December 31, 2007, would be the full 2007 amount.

[11]	Participants would be able to receive short-term disability and long-term disability payments available to all salaried employees which amounts are not shown in the table above.

[12]

The executive’s agreement provides for payment of the applicable bonus amount prorated for the period worked. The table reflects a December 31, 2007 event. Since the 2007 bonus is earned as of December 31, 2007, the Cash Compensation/Severance row includes the incremental value of early payment rather than the full bonus amount.

[13]

Equity awards only allow for retirement treatment if an officer retires at or after attaining age 62 with at least five years of service; as a result, none of the named executive officers listed above was eligible to retire on December 31, 2007 and, as a result, no values related to equity awards are shown in this column.

On October 5, 2007 Ms. Wolf, a named executive officer, retired from her position as President of Barnes Distribution and Vice President of the Company. See the subsection entitled “Retirement Arrangements with Ms. Wolf” in the section above entitled “Discussion Concerning Summary Compensation and Grants of Plan-Based Awards Tables” and the Summary Compensation Table with regard to amounts paid and payable to Ms. Wolf in connection with her retirement.

Director Compensation in 2007

The annual retainer for directors is $45,000. In addition to the annual director retainer, in 2007 committee chairpersons were paid an annual retainer as follows: Audit Committee Chair, $10,000; Compensation and Management Development Committee Chair, $5,000; and other committee chairs, $2,500. Effective January 1, 2008, the annual retainer for each of the chairpersons for the Audit Committee and the Compensation and Management Development Committee was set at $12,000. The fee for attending a board or committee meeting is $1,500; provided, that the fee for a telephonic meeting or telephonic participation in a non-telephonic meeting is $1,000. Directors received a fee of $1,500 per day per meeting if they attended meetings of the senior managers of the Company. In addition, directors may receive compensation in connection with specific projects undertaken by the Board of Directors. Messrs. Barnes, Denninger and Milzcik did not receive a retainer or meeting fees for service as directors. Pursuant to the Non-Employee Director Deferred Stock Plan, as further amended, which is referred to as the “Non-Employee Director Deferred Stock Plan,” each non-employee director who joined the Board of Directors prior to December 15, 2005 was granted at the time he or she first joined the Board the right to receive 12,000 shares of common stock when his or her membership on the Board terminates or, if sooner, when a change in control occurs. The plan also provides for the payment of dividend equivalents equal to 12,000 times the dividend per share for each dividend payment date1. The Board of Directors determined on December 15, 2005, to freeze the plan so that no further grants would be given pursuant to the Non-Employee Director Deferred Stock Plan. When Mr. Morgan was elected to the Board of Directors in October 2006, he was granted 2,730 restricted stock units under the Barnes Group Inc. Stock and Incentive Award Plan, which will vest October 18, 2009, or sooner, if a change-in-control occurs. Until December 31, 2007, dividend

[1]	Mr. Barnes became a participant in the plan when it was initially adopted in 1987. He became an employee in 1993 and continues to participate in the plan.

equivalents were paid on the restricted stock units in the amount and at the time dividends are paid on the common stock. Effective December 31, 2007, and for calendar 2008 only, based on interpretive guidance regarding the administration of Internal Revenue Code Section 409A, dividend equivalents are to be deferred during the term of the grant in the form of additional stock units which are to be paid in cash on the vesting date of the grant. In February 2007, each of the directors other than Messrs. Denninger and Milzcik, was granted 2,686 restricted stock units under the Barnes Group Inc. Stock and Incentive Award Plan. These restricted stock units vest as follows: 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date. Vesting of these restricted stock units accelerates in full in the event of a change in control or in the event the holder retires before the second anniversary of the grant date and after attaining age 72; provided, in the case of retirement, the director executes a covenant not to compete and a release of claims. Vesting also accelerates in full if the director’s service terminates as a result of death or disability. Until December 31, 2007, dividend equivalents equal to the dividend per share were paid on each of these restricted stock units on each dividend payment date. Effective December 31, 2007, and for calendar 2008 only, based on interpretive guidance regarding the administration of Internal Revenue Code Section 409A, dividend equivalents are to be deferred during the term of the grant in the form of additional stock units which are to be paid in cash on the vesting dates of the grant. Mr. Barnes received $265,000 for performing various other duties as a non-executive employee of the Company, including working with the President and Chief Executive Officer to facilitate his new relationship with the Board of Directors and to develop relationships with possible strategic partners, engaging in various operational corporate activities when requested, chairing Barnes Group Foundation, Inc., and maintaining an active role in community affairs in the Bristol and Hartford areas.

Director Compensation Table

The following table sets forth the aggregate amounts of compensation paid and accrued for the year ended December 31, 2007 for non-executive directors.

Name	Year	Fees Earned or Paid in Cash	Stock Awards[1]	Option Awards[2]	Changes in Pension Value and Nonqualified Deferred Compensation Earnings[3,4]	All Other Compensation[5]	Total
Thomas O. Barnes	2007	$—	$76,811	$—	$—	$384,370	$461,181
Gary G. Benanav	2007	84,000	77,006	—	8,461	16,324	185,791
Donald W. Griffin	2007	76,500	70,702	—	—	691	147,893
Mylle H. Mangum	2007	90,000	82,536	—	—	16,508	189,044
John W. Alden	2007	76,500	82,773	—	—	659	159,932
William S. Bristow, Jr.	2007	76,500	76,378	—	—	717	153,595
George T. Carpenter	2007	74,500	77,461	—	—	15,313	167,274
Frank E. Grzelecki	2007	72,000	88,890	—	—	691	161,581
William J. Morgan	2007	80,000	42,913	—	—	15,205	138,118

Notes to the above table:

[1]

Stock Awards represent the portion of the grant date fair value of restricted stock units granted to directors under the Barnes Group Inc. Employee Stock and Ownership Program, the Barnes Group Inc. Stock and Incentive Award Plan and the Non-Employee Director Deferred Stock Plan that was expensed on the Company’s financial statements in 2007 in accordance with generally accepted accounting principles.

[a]	The grant date fair value of stock awards granted in 2007 was $59,992 for each of Messrs. Barnes, Benanav, Griffin, Alden, Bristow, Carpenter, Grzelecki, and Morgan, and Ms. Mangum.

[b]	Stock awards outstanding at December 31, 2007 were 23,396 for Messrs. Barnes, Benanav, Griffin, Alden, Bristow, Carpenter, and Grzelecki and Ms. Mangum, and 5,416 for Mr. Morgan.

[2]

Option Awards outstanding at December 31, 2007 were 69,000 for Mr. Barnes, 44,000 for each of Messrs. Bristow and Carpenter, 36,000 for Mr. Benanav, 15,000 for each of Messrs. Alden and Griffin, and 5,000 for Ms. Mangum.

[3]

At December 31, 2007, the Change in Pension Value and Nonqualified Deferred Compensation Earnings for Mr. Barnes relates to the Company’s Salaried Retirement Income Plan (the “Pension Plan”), the Supplemental Executive Retirement Plan (“SERP”) and the Supplemental Senior Officer Retirement Plan (“SSORP”). The change in the pension value for the Pension Plan, and SERP and SSORP plans was $53,163, $(227,979) and $(20,982), respectively. Pursuant to SEC regulations, the aggregate, negative change in pension value of $(195,798) is not reflected in the amount shown in the column.

[4]

Changes in Pension Value and Nonqualified Deferred Compensation Earnings for Mr. Benanav reflects the preferential amount of interest earned on deferred director’s fees and dividends under the Barnes Group Inc. Amended and Restated Directors’ Deferred Compensation Plan. Interest is credited each quarter based upon the rate of interest for prime commercial loans on the first business day of each quarter. The preferential amount was determined by calculating the difference between the actual interest credited to Mr. Benanav and the interest that would have been earned using 120% of a ten-year treasury bill rate. At December 31, 2007, the aggregate balance of his deferred compensation was $1,105,548.

[5]	The compensation represented by the amounts for 2007 set forth in the All Other Compensation column for the directors is detailed in the following table:

Barnes Group Inc

Director Compensation Table—All Other Compensation 2007

Name	Year	Taxes Paid on All Other Compensation[a]	Life Insurance Premium[b]	Perquisites[c]	Salary[d]	Other[e]	Total
Thomas O. Barnes	2007	$31,698	$43,553	$37,519	$265,000	$6,600	$384,370
Gary G. Benanav	2007	—	—	—	—	16,324	16,324
Donald W. Griffin	2007	—	—	—	—	691	691
Mylle H. Mangum	2007	—	—	—	—	16,508	16,508
John W. Alden	2007	—	—	—	—	659	659
William S. Bristow, Jr.	2007	—	—	—	—	717	717
George T. Carpenter	2007	—	—	—	—	15,313	15,313
Frank E. Grzelecki	2007	—	—	—	—	691	691
William J. Morgan	2007	—	—	—	—	15,205	15,205

[a]	Taxes paid on All Other Compensation were based on the maximum tax rates of each director’s jurisdiction.

[b]

At December 31, 2007, the aggregate balance included $30,558 of life insurance premiums paid on behalf of Mr. Barnes and $12,995 of compensation related to a split-dollar life insurance policy. Mr. Barnes is the owner of this policy for which the Company pays annual premiums. Upon surrender of this policy, termination of the Split-Dollar agreement with the Company prior to the death of the insured, or upon the death of the insured, Mr. Barnes must pay the Company the cash value of the policy. The compensation associated with the split dollar agreement was calculated by determining Mr. Barnes’s current share in the policy and multiplying by an estimated term life insurance rate based upon certain factors such as the age of the insured and the amount of the policy.

[c]

In 2007, included in Perquisites are payments made for club membership dues, financial planning services, the Company car program, cell phone expenses, personal usage of the Company aircraft, executive physical examinations, Company-paid travel by spouses on business trips and gifts for Mr. Barnes.

[d]	Mr. Barnes received $265,000, in annual salary as an employee of the Company in 2007.

[e]

In 2007, included in Other are matching contributions made by the Company under the Retirement Savings Plan for Mr. Barnes; taxes paid on All Other Compensation, life insurance premiums and gifts paid by the Company for the benefit of Messrs. Benanav, Griffin, Alden, Bristow, Carpenter, Grzelecki, and Morgan, and Ms. Mangum; and Company-paid travel by spouses on business trips for Messrs. Benanav, Carpenter, and Morgan, and Ms. Mangum.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information regarding securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2007.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:

1991 Barnes Group Stock Incentive Plan (1991 Plan)	354,702	$12.90	—

Barnes Group Inc. Employee Stock and Ownership Program (2000 Plan)	790,875	11.45[1]	—

Barnes Group Inc. Stock and Incentive Award Plan (2004 Plan)	4,198,986	17.76[2]	1,934,510

Employee Stock Purchase Plan (ESPP)	—	—	54,886

Non-Employee Director Deferred Stock Plan, As Further Amended	96,000	—	—

Total	5,440,563	—	1,989,396

Footnotes:
[1]	Weighted-average exercise price excludes 49,579 shares for restricted stock unit awards with a zero exercise price.
[2]	Weighted-average exercise price excludes 706,330 shares for restricted stock unit awards with a zero exercise price.

APPROVAL OF AN AMENDMENT TO THE BARNES GROUP INC. EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE (PROXY PROPOSAL 2)

The Board of Directors Recommends a Vote “For” This Proposal.

The Company is seeking approval to amend its Employee Stock Purchase Plan, or ESPP, to increase the maximum aggregate number of shares of common stock, par value $.01, of the Company which may be issued pursuant to the ESPP from 2,025,000 to 2,525,000. No other amendments to the ESPP are proposed. The Board of Directors has unanimously approved the amendment to the ESPP, subject to stockholder approval at the 2008 Annual Meeting of Stockholders. Approval of the amendment to the ESPP requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on this matter at the meeting.

The proposed amendment will become effective upon stockholder approval. The purpose of this amendment is to ensure that we continue to have a sufficient reserve of shares of common stock available under the ESPP to provide our eligible employees and those of our participating affiliates the opportunity to purchase shares of our common stock on quarterly purchase dates through their accumulated payroll deductions.

The ESPP is designed to more closely align the interests of employees and stockholders by encouraging employees to invest in our common stock, and to help our employees share in our success. The primary terms and provisions of the ESPP, as most recently amended, are summarized below. This summary, however, does not purport to be a complete description of the ESPP. The full text of the ESPP as amended is set forth in Annex I to this proxy statement and the following discussion is qualified in its entirety by reference to the ESPP.

General Description of the ESPP

The ESPP permits eligible employees to purchase shares of the Company’s common stock on a quarterly basis through accumulated payroll deductions at a purchase price equal to 95% of the fair market value of the common stock on the date of purchase.

Administration. The ESPP is administered by the Compensation Committee. The Compensation Committee may delegate to the Company’s Benefits Committee authority over the day-to-day operation of the ESPP. Subject to the provisions of the ESPP, the Compensation Committee has the authority to interpret the ESPP, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the ESPP. The decisions of the Compensation Committee are final and binding on all parties having an interest in the ESPP.

Eligibility. All full-time employees of the Company or any of its subsidiaries, and any part-time employee who customarily works at least 20 hours a week for more than 5 months a year, are eligible to participate in the ESPP. Eligible individuals can enroll at any time by completing an enrollment form authorizing payroll deductions and designating a beneficiary. Participation starts on the next practicable payroll date after we receive a completed enrollment form. As of March 27, 2008, approximately 4,281 employees were eligible to participate in the ESPP, including our executive officers.

No individual may participate if they are a leased employee, an independent contractor, or own 5% of more of the Company’s common stock or 5% or more of the stock of any of the Company’s subsidiaries.

Shares Available for Issuance. The total number of shares currently available for issuance under the ESPP is 2,025,000, of which 54,886 remained available for future issuance as of December 31, 2007. The proposed amendment will increase that number by 500,000 to 2,525,000. The shares of our common stock issuable under the ESPP may be made available from authorized but unissued shares of common stock or from outstanding shares of common stock we repurchase, including shares of common stock repurchased on the open market.

In the event of a subdivision of our outstanding shares of common stock, or the payment of a stock dividend, the number of shares reserved or authorized to be reserved under the ESPP will be increased proportionately. In the event of any other change affecting the common stock, the Compensation Committee may make such adjustments that it deems to be equitable to give effect to such event, subject to the limitations of Section 424 of the Internal Revenue Code.

Offering Periods. Shares of common stock are offered under the ESPP through a series of successive offering periods of three months duration, starting annually on January 1st.

Payroll Deductions and Stock Purchases. Each participant authorizes periodic payroll deductions either (1) in a specific whole dollar amount or (2) a specific percentage of his or her base compensation up to a maximum of 10%. Amounts deducted from a participant’s base compensation are kept in a payroll deduction account until the next Investment Date. Base compensation excludes overtime pay, bonuses and other special compensation. The maximum value of shares that may be purchased in any calendar year is $25,000.

A participant’s authorized payroll deductions continue throughout the offering period, unless (1) the participant makes an election to change or stop his or her payroll deductions, or (2) the participant ceases to be eligible to participate in the ESPP.

On the last trading day of the third month in each calendar quarter, referred to as an Investment Date, shares are purchased with the payroll deductions collected from participating employees for the purchase period ending with each Investment Date.

Purchase Price. The purchase price of the shares of common stock purchased on behalf of each participant on an Investment Date is 95% of the fair market value of the common stock on that Investment Date. Fair market value is defined under the ESPP as the average of the high and low sales prices of the common stock as listed on The New York Stock Exchange Composite Transaction Index on the Investment Date. On March 27, 2008, the fair market value determined on such basis was $23.7650 per share.

Termination of Participation. A participant may cease his or her payroll deductions and withdraw from the ESPP at any time prior to an Investment Date. If a participant ceases payroll deductions but does not withdraw from the ESPP, the accumulated deductions in the participant’s ESPP account will be used to purchase shares on the next Investment Date. If a participant wishes to withdraw from the ESPP, or a participant ceases to be employed by the Company or its subsidiaries or otherwise loses their eligibility to participate in the ESPP, all payroll deductions through the date of withdrawal or ineligibility will be refunded to the participant, without interest.

Stockholder Rights. No participant has any stockholder rights with respect to any shares of common stock until the shares are actually purchased on an Investment Date on the participant’s behalf.

Assignability. The right to participate in the ESPP and purchase shares is not assignable or transferable by a participant.

Amendment and Termination. The ESPP will terminate on the Investment Date that participating employees become entitled to purchase, in the aggregate, a number of shares greater than the number of reserved shares remaining available for purchase. In the event of such termination, the reserved shares remaining as of the termination date will be issued to participating employees on a pro rata basis, to the extent of their respective payroll deductions. The Board of Directors may terminate the ESPP at any time, effective as of the end of any calendar quarter.

Federal Income Tax Consequences

The following is a description of the material U.S. federal income tax consequences of participation in the ESPP, which is a tax–qualified employee stock purchase plan:

Time of Purchase. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Internal Revenue Code Section 423. Provided that the ESPP so qualifies, a participant will not experience any tax consequences when shares are purchased under the ESPP, nor will the Company be entitled to a tax deduction at that time.

Sale at market price of shares under the Plan. If a participant sells shares more than two years after the commencement of the offering during which the shares were purchased and more than one year after purchasing the shares, any profit (the excess of sale proceeds over purchase price) up to the 5% discount on purchase is taxable as ordinary income, and any further profit is taxable as a long-term capital gain. If sale proceeds are less than the purchase price, the loss will be treated as long-term capital loss.

If a participant sells shares prior to satisfying the above-described waiting periods, the 5% discount on purchase is taxable as ordinary income, and the difference between the sale proceeds and the value of the shares on the date of purchase will be a capital gain or loss (long-term if held for more than one year).

If a participant sells or otherwise disposes of shares acquired under the ESPP prior to satisfying the above-described waiting periods, the Company is entitled to a deduction for the full 5% discount on the purchase. If a participant sells or otherwise disposes of shares acquired under the ESPP after satisfying the above-described waiting periods, the Company is not entitled to any deduction.

Expenses paid by us. Expenses, including commissions on the reinvestment of dividends, incurred in the purchase of shares paid by us on behalf of a participant are to be reported as ordinary income. Upon a participant’s sale of the shares, he or she may deduct the amount of those expenses in determining the amount of his or her capital gain or loss.

New Plan Benefits

Because benefits under the ESPP will depend on employees’ elections to participate and to purchase shares under the ESPP at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees. Non-employee directors are not eligible to participate in the ESPP. The maximum value of shares that may be purchased in any calendar year by any participant in the ESPP is $25,000.

RELATED PERSON TRANSACTIONS

Transactions with Related Persons

A brother of William S. Bristow, a director of the Company, has been employed by us in a non-executive position since July 1980. Mr. Bristow’s brother received approximately $164,000 in total compensation from us in 2007 and participates in our benefit programs generally available to substantially all employees.

Review, Approval or Ratification of Transactions with Related Persons

We have a written policy regarding related person transactions. The policy covers all related person transactions or series of similar transactions. All related person transactions are to be in the best interests of the Company and, unless different terms are specifically approved or ratified by the Corporate Governance Committee, must be on terms that are (i) no less favorable to us than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances, or (ii) generally available to substantially all of our employees. Our General Counsel is responsible for reviewing all related person transactions and taking all reasonable steps to ensure that all “material” related person transactions (those required to be disclosed pursuant to Item 404 of the Securities and Exchange Commission’s Regulation S-K) are presented to the Corporate Governance Committee for pre-approval or ratification in its discretion. Each director and executive officer is responsible for promptly notifying our General Counsel of any related person transaction in which such director or executive officer may be directly or indirectly involved as soon he or she becomes aware of a possible transaction.

For related person transactions that are not material, our General Counsel is to determine whether the transaction is in compliance with the policy. If a non-material related person transaction involves the General Counsel, the Chief Financial Officer assumes the responsibilities of the General Counsel with respect to the policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The individuals and institutions set forth below are the only persons known by us to be beneficial owners of more than 5% of the outstanding shares of common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Bank of America Corporation[1] 100 N. Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, North Carolina 28255	8,945,056	16.4%

Mr. Thomas O. Barnes[2] 123 Main Street Bristol, Connecticut 06011-0489	4,874,064	9.0%

Barnes Group Inc. Retirement Savings Plan[3] 123 Main Street Bristol, Connecticut 06011-0489	4,353,950	7.9%

Notes to the above table:

[1]

As of December 31, 2007, as reported on a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2008, Bank of America Corporation had shared voting power with respect to 3,996,145 shares and shared investment power with respect to 8,945,056 shares.

[2]

As of February 1, 2008, based on Company records. Mr. Barnes has sole voting and sole investment power with respect to 1,975,022 shares and sole voting and shared investment power with respect to 2,492,843 shares.

[3]

As of December 31, 2007, as reported on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2008, the Barnes Group Inc. Retirement Savings Plan had shared investment power with respect to 4,353,950 shares.

Security Ownership of Directors and Executive Officers

Our directors, named executive officers, and directors and officers as a group beneficially owned the number of shares of common stock shown below. The information below is as of February 1, 2008.

Name of Person or Group	Amount and Nature of Beneficial Ownership[1]	Percent of Common Stock
John W. Alden	38,610	*
John R. Arrington	204,986	*
Thomas O. Barnes	4,874,064	9.0%
Gary G. Benanav	62,778	*
William S. Bristow, Jr.	565,808	1.0%
George T. Carpenter	293,733	*
Patrick J. Dempsey	92,184	*
William C. Denninger	408,934	*
Signe S. Gates	263,205	*
Donald W. Griffin	36,114	*
Frank E. Grzelecki	19,610	*
Mylle M. Mangum	24,432	*
Gregory F. Milzcik	384,670	*
William J. Morgan	2,000	*
Idelle K. Wolf	152,693	*
Directors & executive officers as a group (21 persons)	7,824,554	14.1%

*	Less than 1% of Common Stock beneficially owned.

Note to the above table:

[1]	The named person or group has sole voting and investment power with respect to the shares listed in this column, except as set forth in this note.

Mr. Barnes has sole voting and sole investment power with respect to 1,975,022 shares and sole voting and shared investment power with respect to 2,492,843 shares. Included in Mr. Carpenter’s total are 205,241 shares held by corporations through which he has voting control. Mr. Bristow has shared voting and shared investment power with respect to 91,254 shares which are held in various trusts which he has the power to revoke. Of the shares of common stock owned by Mr. Griffin, 1,200 are pledged as security. Of the shares of common stock owned by Mr. Barnes 81,906 are pledged as security.

The shares listed for Messrs. Alden, Arrington, Barnes, Benanav, Bristow, Carpenter, Dempsey, Denninger, Griffin, Grzelecki, Milzcik, and Morgan and Mses. Gates, Mangum and Wolf and the directors and officers as a group include 15,000; 135,890; 69,000; 36,000; 44,000; 44,000; 52,036; 251,440; 15,000; 0; 228,740; 0; 206,076; 110,709; 5,000 and 1,359,152 shares, respectively, which they have the right to acquire within 60 days after February 1, 2008. The shares listed for Messrs. Arrington, Barnes, Dempsey, Denninger, and Milzcik and Mses. Gates and Wolf, and the directors and officers as a group include 7,186; 22,851; 3,636; 10,751; 8,776; 77; 823 and 90,737 shares which are held under the Company’s Retirement Savings Plan. The shares listed for Messrs. Alden, Barnes, Benanav, Bristow, Carpenter, Griffin, and Grzelecki and Ms. Mangum include 12,000 shares that each of them has the right to receive under the Non-Employee Director Deferred Stock Plan described above under the heading “Director Compensation in 2007.”

The shares listed for Messrs. Arrington, Dempsey, Denninger, and Milzcik, and Mses. Gates and Wolf, and the directors and officers as a group do not include 39,600; 42,317; 43,800; 97,207; 39,600; 31,800 and 449,005 restricted stock unit awards, respectively, that the holders may have the right to receive on a future date pursuant to the underlying agreements.

The shares listed for each of Messrs. Alden, Barnes, Benanav, Bristow, Carpenter, Griffin, and Grzelecki, and Ms. Mangum do not include 4,443 restricted stock unit awards and for Mr. Morgan, do not include 4,073 restricted stock unit awards that the holders may have the right to receive on a future date pursuant to the underlying agreements.

The number of shares reported as beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors adopted Corporate Governance Guidelines which set forth requirements to be met by each director in order to be an independent director. Pursuant to the Corporate Governance Guidelines, an “independent” director of the Company shall be one who meets the qualification requirements for being an independent director under the corporate governance listing standards of the New York Stock Exchange, including the requirement that the Board must have affirmatively determined that the Director has no material relationships with the Company, either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company. To guide its determination whether or not a business or charitable relationship between the Company and an organization with which a director is so affiliated is material, the Board has adopted the following categorical standards:

a.

A Director will not be independent if (i) the Director is, or was within the preceding three years, employed by the Company; (ii) an immediate family member of the Director is, or was within the preceding three years, employed by the Company as an “executive officer” (as such term is defined by the New York Stock Exchange) other than on an interim basis; (iii) the Director or any immediate family member has received from the Company, during any 12 consecutive months within the preceding three years, more than $100,000 in direct compensation from the Company, other than compensation received by an immediate family member of a Director for service as a non-executive officer employee of the Company and Director and committee fees and deferred compensation for prior service, provided, that such deferred compensation is not contingent on continued service; (iv) the Director is employed by the Company’s independent auditor; (v) an immediate family member of the Director is employed by the Company’s independent auditor (I) as a partner, principal or manager, or (II) otherwise as an employee who participates in such independent auditor’s audit, assurance or tax compliance (but not tax planning) practice; or (vi) the Director or an immediate family member was within the last three years (but is no longer) a partner, principal, manager or other employee of the Company’s independent auditor and personally worked on the Company’s audit within that time; or (vii) a Company executive officer is, or was within the preceding three years, on the board of directors of a company which, at the same time, employed the Company Director or an immediate family member of the Director as an executive officer.

b.	The following commercial and charitable relationships will not be considered material relationships that would impair a Director’s independence: (i) if a Company Director is an employee, or an immediate family member is an executive officer, of another company that does business with the Company and, within any of the last three fiscal years, the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of the other company; (ii) if a Company Director is an employee, or an immediate family member is an executive officer, of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the other company; and (iii) if a Company Director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than 1% of such organization’s total annual charitable receipts, provided, that the amount of the Company’s contributions shall not include the matching of charitable contributions by Barnes Group Foundation, Inc. pursuant to the Matching Gifts Program.

The Board of Directors has determined that each of the non-employee directors is independent under the listing standards of the New York Stock Exchange and the above categorical standards. In the case of Mr. Carpenter, the Board of Directors considered a commercial banking relationship between the Company and a financial institution for which Mr. Carpenter serves as a director and the commercial relationships between the Company and companies owned by Mr. Carpenter. The commercial relationships are in the ordinary course of business and involved less than $10,000 per year. In the case of the financial institution, the Board of Directors took into consideration the following: the financial institution is one of 15 banks participating in our revolving credit agreement, its commitment under the agreement is approximately 6.0% of the total commitment of all participating banks, the level of borrowings under the agreement, and that the institution could readily be replaced among the participating banks. In addition, the board of the financial institution on which Mr. Carpenter serves does not make credit decisions including whether or not to participate in our revolving credit agreement. The Board determined that the relationships are not material.

The Corporate Governance Guidelines, among other things, prohibit any member of the Audit Committee from simultaneously serving on the audit committee of more than three public companies, including our Audit Committee.

Board Meetings and Committees; Annual Meeting Attendance; Ownership Guidelines

In 2007, the Board of Directors held six regular meetings and five special meetings which were held telephonically. Each incumbent director of the Company attended in excess of 88% of the aggregate number of meetings of the Board of Directors and Board committees on which he or she served during 2007. All of the members of the Board of Directors attended the 2007 Annual Meeting of Stockholders. Our Corporate Governance Guidelines provide that the Board of Directors should generally have no fewer than six and no more than 12 directors. The Board of Directors currently has 11 directors. Each director is required to resign from the Board no later than the annual meeting of stockholders following his or her 72nd birthday. Each director is required to advise the Chairman of the Board of Directors of any change in his or her status, including without limitation, a change in employment or service on other boards of directors, or retirement from his or her principal occupation or another board of directors. Mr. Barnes, Chairman of the Board of Directors, is designated to preside at executive sessions of non-management members of the Board of Directors. Ms. Mangum, Chairperson of the Audit Committee, or her delegate director, is designated to preside at executive sessions of the independent directors.

Our Board of Directors established stock ownership guidelines for all of our non-executive officer directors of not less than five times the annual retainer payable to each director. A director must meet the ownership guideline by the fourth anniversary of the date he or she joined the Board of Directors. All of the non-employee directors who are on the Board have met the ownership guidelines, except Mr. Morgan who joined the Board on October 18, 2006 and has four years from that date to meet his ownership requirements.

We have a standing Audit Committee, Compensation and Management Development Committee and Corporate Governance Committee. The current charter for each of these committees and the Corporate Governance Guidelines are available on the Company’s Internet website. Our website address is www.barnesgroupinc.com.

Stockholder Communication

We have posted our Policy Regarding Reporting of Complaints and Concerns on our website. The policy provides that stockholders and other interested parties may communicate with the Board of Directors, including the non-management directors as a group, by any of the following methods.

By telephone at:	1-800-300-1560

By internet:	https://www.compliance-helpline.com/welcomepagebarnesgroupinc.jsp

By regular mail:	Barnes Group Corporate Compliance Hotline
P.O. Box PMB 3667
13950 Ballantyne Corporate Place, Ste. 300
Charlotte, NC 28277-2712

All complaints and concerns reported by the above methods will be received by a third-party provider, who will forward each complaint or concern to the office of the General Counsel which will be responsible for relaying communications for the Board of Directors to them.

The Compensation and Management Development Committee

Scope of Authority

The Compensation Committee acts on behalf of the Board of Directors to establish the compensation of executive officers of the Company and provides oversight of the Company’s compensation philosophy. The Compensation Committee also acts as the oversight committee with respect to the Barnes Group Inc. Performance–Linked Bonus Plan for Selected Executive Officers, the Barnes Group Inc. Stock and Incentive Award Plan, and other arrangements covering executive officers and other senior management.

In overseeing those plans and programs, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

Process and Procedures

The Compensation Committee’s processes for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section on pages 5 through 17. Additional processes and procedures include:

Meetings. The Compensation Committee meets several times each year (four times in 2007). Compensation Committee agendas are established in consultation with the Compensation Committee Chairman and the Compensation Committee’s independent compensation consultant. The Compensation Committee typically meets in executive session during each meeting.

The Role of Consultants. As explained in the Compensation Discussion and Analysis section, Frederic W. Cook & Co., Inc., a compensation consulting firm retained by management, annually compiles competitive compensation data regarding each element of compensation provided by our Company and by Peer Group companies and from surveys that include compensation data for other industrial companies of comparable size and complexity, and reviews our compensation practices in terms of competitiveness, appropriateness and alignment with our performance, as well as the proportions the Company allocates to each element. Annually, Frederic W. Cook & Co., Inc. also reviews the relative size and financial performance of the Peer Group as compared to the Company, and provides its views on the ongoing appropriateness of the Peer Group.

The Compensation Committee has retained Mercer Human Resource Consulting as its compensation consultant to assist the Compensation Committee in evaluating executive compensation programs and in setting executive officers’ compensation. Although actuaries at a different branch of Mercer Human Resource Consulting provide computations for certain of the Company’s employee benefit plans, Mercer reports directly to the Compensation Committee on executive compensation matters and the Compensation Committee has the exclusive authority to retain Mercer, to determine its fees and to terminate Mercer. The Compensation Committee believes that the use of a separate consultant reporting directly to the Compensation Committee provides additional assurance that the Company’s executive compensation programs are reasonable and consistent with Company objectives.

Mercer regularly participates in Compensation Committee meetings, both with and without Company management, and advises the Compensation Committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. In addition, as part of making the final determination of the Peer Group, the Compensation Committee periodically will request a separate evaluation of the Peer Group by Mercer.

The Role of Executive Officers. As described in the Compensation Discussion and Analysis section on pages 5 through 17, management recommends to the Compensation Committee the Peer Group against which compensation opportunities will be benchmarked. In addition, the President and Chief Executive Officer gives the Compensation Committee a performance assessment for each of the other named executive officers. Those assessments are then considered by the Compensation Committee with the assistance of its compensation consultant in determining executive compensation. Mr. Milzcik and Mr. Arrington regularly attend Compensation Committee meetings at the request of the Compensation Committee but are generally not present for the executive sessions or for any discussion of the individual components of their own compensation.

The Compensation and Management Development Committee members are:

Gary G. Benanav, Chairman

John W. Alden

George T. Carpenter

Donald W. Griffin

Frank E. Grzelecki

The Corporate Governance Committee

The Corporate Governance Committee makes recommendations concerning Board membership, functions and compensation. The Corporate Governance Committee serves as the nominating committee for the Board of Directors. The Corporate Governance Guidelines adopted by the Board of Directors provide that nominees for Directors are to be selected based on, among other things, their character, wisdom, judgment, ability to make independent analytical inquiries, business experience and skills. In addition, consideration will be given to a nominee’s understanding of our business environment, time commitment, acumen and ability to act on behalf of the Company’s stockholders. The Committee utilizes a third party in connection with identifying and reviewing potential nominees to the Board of Directors. Upon request of the Committee, the third party will identify candidates based on criteria specified by the Committee, perform initial screenings of the candidates’ resumes, and conduct initial interviews. The Committee will, as stated in the Process and Procedure for Identifying Director Candidates adopted by the Committee, consider director candidates recommended by stockholders. If a stockholder were to recommend a candidate for nomination by the Corporate Governance Committee, the Committee would evaluate that candidate in the same manner as all other candidates to be potential nominees for director. Any stockholder wishing to submit such a recommendation should do so in writing addressed to:

Chairperson, Corporate Governance Committee

c/o Signe S. Gates

Senior Vice President, General Counsel and Secretary

Barnes Group Inc.

123 Main Street

Bristol, CT 06010

In accordance with the Process and Procedure for Identifying Director Candidates, recommendation letters must, at a minimum, provide the stockholder’s name, address, and number of shares owned (if the stockholder is not the registered holder of shares, a written statement from the record holder of shares (e.g., a broker or bank) verifying the stockholder’s beneficial ownership must be provided); the candidate’s biographical information, including name, residential and business addresses, telephone number, age, education, accomplishments, employment history (including positions held and current and former directorships); and the stockholder’s opinion as to whether the recommended candidate meets the definition of “independent” under the Company’s Corporate Governance Guidelines and is “financially literate” as contemplated by the New York Stock Exchange rules. The recommendation letter must also provide such other information, if any, that would be required to be disclosed with regard to a nominee for director in the solicitation of proxies for election of directors under federal securities laws. The stockholder must include the recommended candidate’s signed statement that he or she meets the qualifications of a director as described in the Process and Procedure for Identifying Director Candidates; is willing to complete the questionnaire required of all officers, directors and candidates for nomination to the Board; will provide such other information as the Committee may reasonably request; and consents to serve on the Board if elected. Stockholder nominations must be made in accordance with the procedures set forth in the Company’s By-laws. A summary of these procedures is set forth below under the caption “Stockholder Proposals for 2009 Annual Meeting.” The Corporate Governance Committee held three meetings in 2007.

The Corporate Governance Committee members are:

John W. Alden, Chairman

Gary G. Benanav

George T. Carpenter

Mylle H. Mangum

The Audit Committee

The Audit Committee is responsible for overseeing accounting policies and practices, financial reporting and the internal control structure. The Audit Committee held eight meetings in 2007.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Ms. Mangum, who qualifies as an independent director under the New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines, is an audit committee financial expert.

The Audit Committee members are:

Mylle H. Mangum, Chairperson

Gary G. Benanav

William S. Bristow, Jr.

Donald W. Griffin

Frank E. Grzelecki

William J. Morgan

Audit Committee Report

To Our Fellow Stockholders at Barnes Group Inc.:

We, the members of the Audit Committee of the Board of Directors, are independent directors, as defined by the New York Stock Exchange and the Company’s Corporate Governance Guidelines, and affirmatively determined by the Board of Directors. Management is responsible for the Company’s financial reporting process and internal controls. The responsibility of the Committee is to provide general oversight of the Company’s financial accounting, reporting, and underlying internal controls. The Committee provides additional oversight of the Company’s Corporate Compliance Program. The Committee has the ultimate authority for the selection, evaluation, and retention of the independent registered public accounting firm (“independent auditors”).

The Audit Committee operates under a charter which was last reviewed and revised on February 20, 2008. In 2007, the Committee operated in accordance with its charter. The Audit Committee has reviewed and assessed the charter to ensure its adequacy and compliance with the rules of the Securities and Exchange Commission and the New York Stock Exchange, and the Committee concluded that the charter was adequate and in full compliance with such rules.

During 2007, the Committee met eight times for the purpose of providing a forum for communication among the Directors, the Company’s independent auditors, PricewaterhouseCoopers LLP, the Company’s internal audit function, and corporate management. During these meetings, the Committee reviewed and discussed with management and PricewaterhouseCoopers various matters in accordance with the provisions of the Audit Committee Charter, including the interim and the audited financial statements of the Company. In addition, the Committee met privately at its regular meetings with both the independent auditors and the Director, Internal Audit, as well as with the chief financial officer and the chief executive officer, each of whom has unrestricted access to the Audit Committee. The Committee was also advised, as contemplated by the Sarbanes-Oxley Act of 2002, of all critical accounting policies and practices of the Company, and any alternative treatments of financial information within generally accepted accounting principles and the treatment preferred by PricewaterhouseCoopers. In accordance with Statement of Auditing Standards No. 61, Communication with Audit Committees, the Committee discussed all required matters with PricewaterhouseCoopers, including the conduct of the audit of the Company’s financial statements.

In addition, the Committee obtained formal, written disclosures from PricewaterhouseCoopers, including a letter affirming their independence as required by Independence Standards Board Standard No. 1. The information contained in this letter was discussed with PricewaterhouseCoopers.

The Committee reviewed fees related to aggregate services provided by PricewaterhouseCoopers for the year 2007, and concluded that the services rendered in 2007 that were neither audit nor audit-related did not impair the independence of PricewaterhouseCoopers.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Committee has also selected, for the stockholders’ ratification, PricewaterhouseCoopers as the Company’s independent auditors for 2008.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles or to plan or conduct an audit in accordance with the standards of the Public Company Accounting Oversight Board. That is the responsibility of management and the Company’s independent auditors, respectively. In giving our recommendation to the Board, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent auditors with respect to such financial statements.

Audit Committee

Mylle H. Mangum, Chairperson

Gary G. Benanav

William S. Bristow, Jr.

Donald W. Griffin

Frank E. Grzelecki

William J. Morgan

PRINCIPAL ACCOUNTING FEES AND SERVICES

Fees Paid

Fees paid to PricewaterhouseCoopers LLP during 2007 and 2006 are set forth below:

	2007	2006
Audit Fees[1]	$3,083,290	$2,380,212
Audit-Related Fees[2]	459,500	302,600
Tax Fees[3]	1,270,068	1,231,474
All Other Fees[4]	3,030	3,030

Total Fees	$4,815,888	$3,917,316

[1]

Audit Fees consist of fees for professional services provided in connection with the integrated audit of the Company’s financial statements and internal control over financial reporting, and review of financial statements included in Forms 10-Q, and includes services that generally only the external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

[2]	Audit-Related Fees consist primarily of fees for due diligence reviews related to acquisition and divestiture activity.

[3]	Tax Fees include fees for tax compliance, tax consulting and tax planning services.

[4]	All Other Fees are license fees for PricewaterhouseCoopers LLP’s publication, Comperio.

PRE-APPROVAL POLICY AND PROCEDURES

The Audit Committee adopted the following policy:

Policy for Pre-Approval of

External Auditor Services

The Company shall engage external auditors for audit, audit-related, tax and other non-audit services in accordance with this policy and the procedures defined below. This policy shall not apply to any external auditor, whether or not registered with the Public Company Accounting Oversight Board, that has not prepared or issued, and is not reasonably expected in the foreseeable future to prepare or issue, any audit report or perform other audit, review or attest services for the Company or any of its subsidiaries.

•

Audit Services consist of services rendered by an external auditor for the audit of the Company’s annual consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under standards of the Public Company Accounting Oversight Board, the “PCAOB”) and reviews of financial statements included in Form 10-Qs, and includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

•

Audit-Related Services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

•	Tax Services consist of services not included in Audit Services above, rendered by an external auditor for tax compliance, tax consulting and tax planning.

•	Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service.

To establish compliance with applicable law, all services provided by an external auditor covered by this policy must be pre-approved by the Audit Committee of the Company’s Board of Directors, which is referred to as the “Audit Committee,” in accordance with the following procedures. The Audit Committee does not delegate its responsibilities to pre-approve services performed by an external auditor, to management.

Procedure 1. Annually, not later than April 30, management shall present to the Audit Committee its best estimate of the particular services for Audit, Audit-Related, Tax and Other Non-Audit Services, and the estimated fees therefor, to be performed by an external auditor during the audit engagement period for the then-current fiscal year. The external auditor shall provide such back-up documentation for each such service as the Audit Committee deems necessary or desirable to assess the impact of such service on the external auditor’s independence. Prior to the engagement of an external auditor for such services and except as provided by Procedure 2, the Audit Committee shall, by resolution, pre-approve each such service to a maximum amount of estimated fees therefor.

Procedure 2. For any Audit, Audit-Related, Tax or Other Non-Audit Service to be obtained by the Company from an external auditor and not pre-approved in accordance with Procedure 1, the Audit Committee Chairperson (the “Delegatee”), is authorized to approve prior to the engagement of the external auditor for such service, any such service and expenditures therefor to a maximum of USD100,000; provided, that said Chairperson has been determined to be an independent director by the Board of Directors of the Company. The Chief Financial Officer shall obtain written confirmation of any such pre-approval by the Delegatee and each such pre-approval by the Delegatee shall be reported to the Audit Committee at its next meeting.

Procedure 3. All Audit, Audit Related, Tax or Other Non-Audit Services to be obtained from an external auditor that are not pre-approved by the Audit Committee pursuant to Procedures 1 and 2 shall be pre-approved by resolution of the Audit Committee, prior to the engagement of the external auditor for such services. Further, any engagement for Tax and Other Non-Audit Services that qualify for the SEC regulations’ “de minimis” exception (i.e., they were not recognized as being non-audit services at the time of the engagement and in the aggregate do not exceed the amount specified in SEC rules) to the pre-approval requirement of Procedures 1 and 2, shall be promptly brought to the attention of the Audit Committee and approved by the Audit Committee or the Delegatee prior to the completion of the annual audit of the Company’s consolidated financial statements.

Procedure 4. The Chief Financial Officer will provide a quarterly report of external auditor services, by category, to the Audit Committee.

Procedure 5. This policy will be updated as requirements are further defined. The Audit Committee shall review this policy periodically, to assure its continued suitability to the needs of the Company.

Procedure 6. The external auditor appointed by the Audit Committee to audit and render its opinion of the Company’s annual consolidated financial statements is explicitly prohibited under current SEC regulations and the Sarbanes-Oxley Act from providing the following services:

•	Bookkeeping or other services related to the accounting records or financial statements.

•	Financial information systems design or implementation.

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports.

•	Actuarial services.

•	Internal audit outsourcing.

•	Management functions or human resources.

•	Broker or dealer, investment adviser, or investment banking.

•	Legal services and expert services unrelated to the audit.

•	Any other service that the PCAOB determines, by regulation, is impermissible.

Prior to the engagement of any external auditor covered by this policy, such external auditor shall confirm that the services it proposes to provide are not prohibited by such law or regulations.

RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proxy Proposal 3)

The Board of Directors Recommends a Vote “For” this Proposal.

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2008. Although not required by the Certificate of Incorporation or By-laws of the Company, the Company has determined to ask the stockholders to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year 2008 for the Company.

A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting and will have the opportunity to make a statement, if desired, and to be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

There were three late reports. One involved one transaction for Mr. Alden, one involved one transaction for Mr. Carpenter and one involved one transaction for Mr. Barnes.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Stockholders wishing to submit proposals for inclusion in the Company’s proxy statement and form of proxy for the 2009 Annual Meeting of Stockholders must submit proposals to the Company at its address given above by December 10, 2008. Stockholders wishing to present proposals for a formal vote (other than proposals included in the Company’s proxy statement), or to nominate candidates for election as directors at a meeting of the Company’s stockholders, must do so in accordance with the Company’s By-laws. In order to be presented at the 2009 Annual Meeting, the By-laws provide that such stockholder proposals or nominations may be made only by a stockholder of record as of the date such notice is given and as of the date for determination of stockholders entitled to vote at such meeting, who shall have given notice of the proposed business or nomination which is received by us between January 8, 2009 and February 7, 2009. The notice must contain, among other things, the name and address of the stockholder, a brief description of the business desired to be brought before the Annual Meeting, the reasons for conducting the business at the Annual Meeting, and the stockholder’s ownership of the Company’s capital stock. In the case of nominations, the notice must contain the background and stock ownership information with respect to each nominee. Stockholders may obtain a copy of the relevant provisions of the By-laws by writing to the Secretary of the Company at the address given above.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 8, 2008

A copy of this proxy statement and our 2007 Annual Report to security holders can be found on the Investor Relations’ page of our Internet website under the heading “Annual Stockholder Meeting.”

Directions to the stockholder meeting can be found in the same location on our Internet website.

Our Internet website address is www.barnesgroupinc.com.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to Secretary, Barnes Group Inc., 123 Main Street, P.O. Box 489, Bristol, Connecticut 06011-0489, or via telephone to the Investor Relations department at (800) 877-8803, we will provide separate copies of the Annual Report and/or this proxy statement.

GENERAL

The cost of solicitation of proxies will be borne by the Company. Such solicitation will be made by mail and may also be made by the Company’s officers and employees personally or by telephone, facsimile, Internet or telegram without additional compensation. The Company may also reimburse brokers, dealers, banks, voting trustees or their nominees for their reasonable expenses in sending proxies, proxy material and annual reports to beneficial owners. The Company has retained The Altman Group, Inc., 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071 to aid in the solicitation of proxies. The Altman Group will solicit proxies by personal interview, telephone, facsimile and mail, and may request brokerage houses and other nominees and fiduciaries or custodians to forward soliciting materials to beneficial owners of the Company’s stock. For these services, the Company will pay a fee of approximately $7,000 plus out-of-pocket expenses.

The Company had outstanding 54,199,501 shares of Common Stock as of March 10, 2008, each of which is entitled to one vote. Only holders of record at the close of business on March 10, 2008 will be entitled to vote.

Under applicable Delaware law, abstentions and broker non-votes are treated as present at the meeting for purposes of determining a quorum. Abstentions and broker non-votes will not have an effect on the outcome of the vote for directors. In voting on the proposal to amend the Company’s Employee Stock Purchase Plan, abstentions will have the effect of votes against the proposal and broker non-votes will not have an effect on the outcome of the vote.

We will provide without charge upon written request from a stockholder, a copy of the Company’s Annual Report on Form 10-K, including financial statements and the financial statement schedules for the year ended December 31, 2007. Any such request should be sent to: Secretary, Barnes Group Inc., 123 Main Street, P.O. Box 489, Bristol, Connecticut 06011-0489.

We have posted on our Internet website and will make available in print to any stockholder who makes a request, our Corporate Governance Guidelines, our Code of Business Ethics and Conduct and the charters of the Audit Committee, Compensation and Management Development Committee and Corporate Governance Committee. Our Internet website address is www.barnesgroupinc.com.

If a nominee for director should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe the persons nominated will be unable to serve if elected. The Board of Directors does not know of any matters to be presented for consideration at the meeting other than the matters described in Proposals 1, 2 and 3 of the Notice of Annual Meeting. However, if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment. All shares represented by the accompanying proxy, if the proxy is given prior to the meeting, will be voted in the manner specified therein.

By order of the Board of Directors.

Signe S. Gates

Secretary

April 9, 2008

ANNEX 1

BARNES GROUP INC. EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors of Barnes Group Inc. (the “Company”) approved the adoption of the Barnes Group Inc. Employee Stock Purchase Plan (the “Plan”) on February 20, 1976 and the Company’s stockholders approved the Plan on April 7, 1976, with an effective date of July 1, 1976. The Plan was amended and restated as of April 14, 1999 and again as of January 1, 2001. The Plan was amended effective January 1, 2006, and amended and restated as of May 8, 2008.

1.	Purpose of the Plan. The purpose of the Plan is to secure for the Company and its stockholders the benefits of the incentive inherent in the ownership of the Company’s common stock by present and future employees of the Company and certain of its subsidiaries. The Plan is intended to comply with the provisions of Sections 421, 423 and 424 of the Internal Revenue Code of 1986, as amended, including without limitation the rules and regulations related thereto (the “Code”), and the Plan shall be administered, interpreted, and construed in accordance with such provisions.

2.	Shares Reserved for the Plan. There shall be reserved for issuance and purchase by employees under the Plan an aggregate of 2,525,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), subject to adjustment as provided in Section 13. Shares subject to the Plan may be shares now or hereafter authorized but unissued, or shares that were once issued and subsequently reacquired by the Company.

3.	Administration of the Plan. The Plan shall be administered at the expense of the Company by a committee appointed by the Board of Directors of the Company (the “Board of Directors”) consisting of not less than three non-employee members of the Board of Directors who shall serve at the pleasure of the Board and which shall be designated as the Compensation and Management Development Committee (the “Committee”). No member of the Committee shall be eligible to participate in the Plan. One member of the Committee shall be its chairman and it shall hold meetings at such times and places as it may determine. The Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan, and may delegate the day-to-day operation of the Plan to the Benefits Committee of the Board of Directors. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations shall be final and binding upon all persons unless otherwise determined by the Board of Directors. A quorum of the Committee shall consist of a majority of its members, and the Committee may act by vote of a majority of its members at a meeting at which a quorum is present, or without a meeting, by a written consent to the action taken signed by all members of the Committee.

4.	Eligible Employees. All employees of the Company, and of such of its subsidiaries as may be designated for such purpose from time to time by the Committee, shall be eligible to participate in the Plan (each being an “Eligible Employee”), provided that each of such employees:

(i)	has customary employment of a minimum of 20 hours per week; and

(ii)	has customary employment expected to exceed a minimum of five months in a calendar year; and

(iii)	does not own, at the time of purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a subsidiary company.

In determining whether a company is a subsidiary, the rules of Section 424(f) of the Code shall be followed, and in determining stock ownership under this Section 4, the rules of Section 424(d) of the Code shall apply, and stock which the employee may purchase under any outstanding options shall be treated as stock owned by the employee. For all purposes of the Plan, “employment” shall be defined in accordance with the provisions of Section 1.421-7(h) of the Income Tax Regulations (or any successor regulations). Employees eligible to participate in the Plan pursuant to the provisions of this Section 4 are hereinafter referred to as “Eligible Employees.”

5.	Option Grant Date. Each January 1 or upon the Eligible Employee’s date of hire, every Eligible Employee shall be granted the option to purchase the maximum number of shares of the Company’s Common Stock pursuant to this Plan as permitted by law, including without limitation the Code, and Section 7 hereof.

6.	Election to Participate. Eligible Employees who elect to participate in the Plan shall file an enrollment form (the “Form”) with their local human resources representative authorizing the Company to make specified regular payroll deductions from the Eligible Employee’s paycheck. Such employees are hereinafter referred to as “Participating Employees.” All regular payroll deductions shall be credited to a non-interest bearing account which the Company shall establish in the name of each Participating Employee (the “Payroll Deduction Account”). Payroll deductions may be specified as a percentage or dollar amount, but the annual rate of deductions may not exceed the Plan limits, as set forth in Section 7 hereof. Any person who becomes an Eligible Employee during any calendar quarter and delays initial participation in the Plan to a later time in the same quarter may make an additional lump-sum contribution for deposit in the Payroll Deduction Account designated for such employee during such quarter in an amount not in excess of the aggregate payroll deduction that the newly Eligible Employee could otherwise have made if such employee had participated in the Plan from the date he or she first became an Eligible Employee. The Committee may approve direct payments by a Participating Employee for deposit in such Participating Employee’s Payroll Deduction Account at any time, subject to the annual limitations set by law and the Plan; however, in no instance may contributions to the Plan exceed the applicable maximum percentage of the Eligible Employee’s earned base compensation to date.

All funds in Payroll Deduction Accounts may be used by the Company for any corporate purpose, subject to the limited rights of a Participating Employee to withdraw such funds (as described below).

By filing a new Form with the Company, a Participating Employee may at any time, but not more than once during any calendar quarter: (i) enroll or discontinue enrollment in the Plan; (ii) withdraw an amount equal to the balance accumulated in such employee’s Payroll Deduction Account; or (iii) increase or decrease the amount of their payroll deduction effective on the following payroll date.

7.	Limitation on Number of Shares Which an Employee May Purchase. In each calendar year, each Eligible Employee may purchase Common Stock under the Plan (and any other employee stock purchase plans qualified under Section 423 of the Code and sponsored by the Company or any of its subsidiaries) with a maximum aggregate NYSE Value equal to the lesser of (a) 10% ( or such other percentage as determined by the Committee) of the annual rate of base compensation (as defined by the Committee) in effect at the time of the filing of a Form earned and paid to the Eligible Employee or (b) $25,000. For purposes of this Section 7, the “NYSE Value” shall be the closing sale price of the Company’s Common Stock as listed on The New York Stock Exchange Composite Transaction Index on the first trading day of the calendar year. The foregoing limitation shall be interpreted by the Committee in accordance with the law, including without limitation the Code.

8.	Purchase Price. The Purchase Price for each share of Common Stock shall be no less than 95% (or such higher percentage as the Committee may determine from time to time) of the fair market value, or the pro rata portion of the par value for a fractional share, of such share on the Investment Date, as hereinafter defined; provided, that the Purchase Price shall in no event be less than the par value of such whole share, or the pro rata portion of the par value for a fractional share. For purposes of this Section 8, the “fair market value” shall be the mean of the high and low sales prices of the Common Stock as listed on The New York Stock Exchange Composite Transaction Index on the Investment Date, as hereinafter defined.

9.	Method of Purchase and Investment Accounts. The last trading day of the third month in each calendar quarter commencing on or after the effective date of the Plan shall be known as an “Investment Date”. Each Participating Employee having funds in a Payroll Deduction Account on an Investment Date shall be deemed, without any further action, to have been granted and to have exercised the right to purchase the maximum number of shares of Common Stock purchasable with the funds in such employee’s Payroll Deduction Account at the Purchase Price on such Investment Date, subject to the restrictions set forth in Section 7. All shares so purchased shall be credited to a separate Investment Account established for such Participating Employee.

Unless the Participating Employee otherwise directs, all dividends paid with respect to the shares of the Company’s Common Stock in a Participating Employee’s Investment Account shall be applied to the purchase of shares of the Company’s Common Stock and shares so purchased shall be added to the shares held in such Participating Employee’s Investment Account. Expenses, including commissions, incurred in the purchase of such shares shall be paid by the Company.

10.	Title of Accounts. Each Investment Account may be in the name of the employee or if the employee so indicates on the employee’s Form, in the employee’s name jointly with a member of the employee’s family, with right of survivorship. An employee who is a resident of a jurisdiction which does not recognize such a joint tenancy may have an Investment Account in the employee’s name as tenant in common with a member of the employee’s family, without right of survivorship.

11.	Rights as a Stockholder. A Participating Employee shall have the right at any time to (a) sell all or a portion of the shares of Common Stock in such employee’s Investment Account; or (b) withdraw a certificate or certificates for all or a portion of the whole shares of Common Stock credited to such Investment Account. Any costs associated with the sale or certification of an employee’s Common Stock shall be paid by the employee.

12.	Rights Not Transferable. The right to purchase shares of Common Stock under the Plan are not transferable by a Participating Employee.

13.	Adjustment for Changes in the Company’s Stock. In the event of a subdivision of outstanding shares of Common Stock, or the payment of a stock dividend thereon, the number of shares reserved or authorized to be reserved under the Plan shall be increased proportionately, and such other adjustment shall be made as may be deemed necessary or equitable by the Committee. In the event of any other change affecting the Common Stock, such adjustments shall be made as may be deemed equitable by the Committee to give proper effect to such event subject to the limitations of Section 424 of the Code.

14.	Retirement, Termination and Death. In the event of a Participating Employee’s retirement or other termination of employment, or in the event that the employee otherwise ceases to be an Eligible Employee, the amount in the employee’s Payroll Deduction Account shall be refunded to the employee and, in the event of death, shall be paid to the employee’s beneficiary designated on the enrollment Form.

If a Participating Employee ceases to participate in the Plan for any reason, a certificate in such employee’s name for the whole shares of Common Stock credited to such employee’s Investment

Account will be forwarded to such employee at such employee’s expense and any fractional shares held in such employee’s Investment Account will be sold in accordance with the Company’s ordinary practice and the proceeds of such sale, less selling expenses, will be remitted to such employee to the address on the Investment Account.

15.	Amendment of the Plan. The Committee may at any time amend the Plan in any respect, except that, without the approval of the holders of a majority of the shares of Common Stock then issued and outstanding and entitled to vote, no amendment shall be made (a) increasing or decreasing the number of shares to be reserved under the Plan (other than as provided in Section 13), (b) permitting persons other than Eligible Employees to participate in the Plan, (c) withdrawing the administration of the Plan from the Committee, or (d) the effect of which will cause it to fail to meet the requirements of Section 423 of the Code.

16.	Termination of the Plan. The Plan and all rights of employees hereunder shall terminate:

(i)	on the Investment Date that Participating Employees become entitled to purchase, in the aggregate, a number of shares greater than the number of reserved shares remaining available for purchase; or

(ii)	at any time, at the discretion of the Committee, effective as of the end of any calendar quarter.

In the event that the Plan terminates under the circumstances described in (i) above, reserved shares remaining as of the termination date shall be issued to Participating Employees on a pro rata basis, to the extent of funds in their respective Payroll Deduction Accounts.

17.	Effective Date of the Plan. The Plan became effective on July 1, 1976. It was amended and restated on April 14, 1999 and January 1, 2001, further amended on January 1, 2006, and amended and restated on May 8, 2008.

18.	Government and Other Regulations. The Plan, and the right to purchase shares hereunder, and the Company’s obligation to sell and deliver shares upon such purchase, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.

Barnes Group Inc.

Executive Office

123 Main Street

Post Office Box 489

Bristol, Connecticut 06011-0489 U.S.A.

2008 BARNES GROUP INC. PROXY	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors unanimously recommends a vote FOR the following nominees:					FOR	AGAINST	ABSTAIN

1. ELECTION OF DIRECTORS FOR A THREE-YEAR TERM			2.	APPROVE AMENDMENT TO THE BARNES GROUP INC. EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE	☐	☐	☐

	FOR the nominees listed to	WITHHOLD AUTHORITY
Nominees	the left (except as marked to the contrary) ☐	to vote for the nominees listed to the left ☐			FOR	AGAINST	ABSTAIN
(01) William S. Bristow, Jr. (02) William C. Denninger (03) Gregory F. Milzcik			3.	RATIFY SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)				I plan to attend the meeting.		☐

				Proxy materials are available online on the Investor Relations page at www.barnesgroupinc.com

This proxy is solicited by the Board of Directors. The Board of

Directors recommends a vote “FOR” each proposal. This proxy

will be voted in the manner specified herein by the undersigned stockholder(s). Unless otherwise directed, this proxy shall be voted for proposals 1, 2 and 3.

				Directions to the meeting can be found on the Investor Relations page under Annual Stockholder Meeting at www.barnesgroupinc.com

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR

TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE

http://www.proxyvoting.com/b Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure

24/7 online access to your future proxy

materials, investment plan statements, tax

documents and more. Simply log on to

Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

2008 BARNES GROUP INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 8, 2008—11:00 a.m.

HARTFORD/WINDSOR MARRIOTT AIRPORT HOTEL

WINDSOR, CT 06095

The undersigned stockholder(s) of Barnes Group Inc. hereby appoints Signe S. Gates and Monique B. Marchetti, each with the power to appoint her substitute, as the undersigned’s proxies and attorneys-in-fact, to vote all the shares of common stock covered by this proxy at the Annual Meeting of Stockholders on May 8, 2008, or at any adjournment thereof, upon the matters set forth in the Notice of such meeting with all the powers the undersigned would possess if personally present. Either person is individually authorized to vote as specified on proposals 1, 2 and 3 and otherwise in her discretion.

This card also provides confidential voting instructions to the Trustee for shares held in the Barnes Group Inc. Retirement Savings Plan. If you are a participant and have shares of Barnes Group Inc. common stock allocated to your account under this plan, please read the following as to the voting of such shares. If you do not provide voting instructions to the Trustee by May 8, 2008, the shares allocated to your account will not be voted.

Trustee’s Authorization: The undersigned authorizes Fidelity Management Trust Company, as Trustee of the Barnes Group Inc. Retirement Savings Plan, to vote all shares of the common stock of the Company allocated to the undersigned’s account under such plan at the Annual Meeting of Stockholders or at any adjournment thereof, in accordance with the instructions on the reverse side.

THIS PROXY/VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE.

Address Change/Comments (Mark the corresponding box on the reverse side)

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▲ FOLD AND DETACH HERE ▲

YOUR VOTE IS IMPORTANT!

For your convenience, you can vote your shares in one of the three following ways:

1.	Vote By Internet: http://www.proxyvoting.com/b: Use the Internet to vote your proxy and help to reduce the Company’s costs. Have your proxy card in hand when you access the web site.

OR

2.	Vote By Telephone: If you are a resident of the U.S.A. or Canada and have a touch-tone telephone, you can call the proxy tabulator, Mellon Investor Services LLC, at the toll-free telephone number: 1-866-540-5760 and follow the instructions found on the reverse side of this card on how to vote your shares. There will be no charge to you for the call. If you are not a resident of the U.S.A. or Canada or do not have a touch tone telephone, please vote by Internet or by mailing your proxy. Please note that voting by telephone, rather than by mail, will help to reduce the Company’s costs.

OR

3.	Vote By Mail: Mark, sign and date your proxy and return it promptly in the enclosed envelope. Please sign exactly as the name(s) appears on the reverse side. If the shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys-in-fact, general partners and other persons acting in a representative capacity should add their complete titles. When a corporation gives the proxy, an authorized officer should sign.

THANK YOU FOR VOTING